As filed with the Securities and Exchange Commission on August 9, 2024

Registration Statement No. 333-280659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT Under The Securities Act of 1933

TC BIOPHARM (HOLDINGS) PLC

(Exact name of Registrant as specified in its charter)

Scotland	8731	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TC BioPharm (North America) Inc.

c/o Business Filings, Inc.

108 West 13th Street

Wilmington, Delaware 19801

(800) 981-7183

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications including communications sent to agent for service, should be sent to:

Richard A. Friedman, Esq. Stephen Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700 Facsimile: (212) 653-8701

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 9, 2024

UP TO 583,090 AMERICAN DEPOSITARY SHARES REPRESENTING 116,618,000 ORDINARY SHARES

AND UP TO 583,090 PRE-FUNDED WARRANTS TO PURCHASE UP TO

583,090 AMERICAN DEPOSITARY SHARES

AND UP TO 583,090 SERIES G WARRANTS TO PURCHASE UP TO 583,090 AMERICAN DEPOSITARY SHARES

(and 583,090 American Depositary Shares representing 116,618,000 ordinary shares underlying the Pre-Funded Warrants and 583,090 American Depositary Shares representing 116,618,000 ordinary shares underlying the Series G Warrants)

TC BIOPHARM (HOLDINGS) PLC

We are offering 583,090 American depositary shares, or ADSs representing 116,618,000 ordinary shares, par value £0.001 per share, together with Series G warrants to purchase up to 583,090 ADSs representing 116,618,000 ordinary shares (the “Series G Warrants”),. The ADSs and Warrants will be sold in a fixed combination, with each ADS accompanied by one Series G Warrant to purchase one ADS. The ADSs and Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The assumed public offering price for each ADS and accompanying Warrants is $3.43 which is based upon the closing price of our ADSs on The Nasdaq Capital Market August 7, 2024. The Series G Warrants will have an exercise price per share of £2.71 ($3.43 translated for illustration to U.S. dollars at the rate of £1.00 to $1.268 as of August 7, 2024), will be immediately exercisable and will expire on the first anniversary of the initial issuance date. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

We are also offering to certain purchasers whose purchase of ADSs in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ADSs immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of ADSs that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our ADSs. The public offering price of each pre-funded warrant will be equal to the price at which an ADS is sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per ADS. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of ADSs we are offering will be decreased on a one-for-one basis. The ADSs and pre-funded warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the ADSs issuable upon exercise of the Series G Warrants and any pre-funded warrants sold in this offering.

There is no established public trading market for the Warrants and pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants and pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

This offering will terminate on August 20, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering.

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “TCBP”. On August 7, 2024, the closing trading price for our ADSs, as reported on Nasdaq, was $3.43 per ADS.

On August 5, 2024, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing twenty (20) ordinary shares to one ADS representing two hundred (200) ordinary shares, or the ADS Ratio Change. Except as otherwise indicated, all information in this prospectus, including the number of ADSs being offered and the assumed offering price gives retroactive effect to the ADS Ratio Change. The assumed market price and number of securities to be sold used throughout this prospectus may not be indicative of the final offering price and number of securities to be sold in this offering.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in the ADSs and the company. See “Risk Factor Summary” beginning on page 27 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS and Warrant	Per Pre-Funded Warrant and Warrant	Total
Public offering price	$	$	$
Proceeds to us (before expenses) (1)	$	$	$

(1)	We estimate the total expenses of this offering payable by us will be approximately $0.2 million.

We anticipate that delivery of the securities against payment will be made on or about             , 2024, subject to satisfaction of customary closing conditions.

Prospectus dated          , 2024

We have not authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the ADSs in any circumstances under which such offer or solicitation is unlawful.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the ADSs, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus TC BioPharm (Holdings) plc (formerly TC BioPharm (Holdings) Limited, which was re-registered as a public limited company on January 10, 2022) and its subsidiaries (“Subsidiar(y/ies)”), and TC BioPharm Limited (our principal trading subsidiary) shall collectively be referred to as “TCB,” “the Company,” “the Group”, “we,” “us,” and “our” unless otherwise noted.

On December 17, 2021, prior to our initial public offering, the Company undertook a corporate reorganization pursuant to which TC BioPharm (Holdings) plc became the group holding company. The Company in turn effected a forward split of its ordinary shares on a 10 for 1 basis. On November 18, 2022 the Company undertook a reverse share split such that fifty issued ordinary share were exchanged for one new ordinary share. On December 15, 2023, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing one (1) ordinary share to one ADS representing twenty (20) ordinary shares. Except as otherwise indicated, all information in this prospectus, including the number of ADSs being offered and the assumed offering price gives retroactive effect to the ADS Ratio Change. On August 5, 2024, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing twenty (20) ordinary shares to one ADS representing two hundred (200) ordinary shares, or the ADS Ratio Change. Except as otherwise indicated, all information in this prospectus gives retroactive effect to the ADS Ratio Change.

As a result of the share splits and ratio change, all references included in this document to units of ordinary shares or per share amounts are reflective of the forward and reverse share splits for all periods presented. In addition, the exercise prices and the numbers of ordinary shares issuable upon the exercise of any outstanding options to purchase ordinary shares were proportionally adjusted pursuant to the respective anti-dilution terms of the share-based payment plans.

The consolidated financial statement data as at December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022 have been derived from our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles, or GAAP. The December 31, 2023 and 2022 consolidated financial statements were audited in accordance with the standards of the Public Company Accounting Oversight Board (United States).

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We do not take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security, unless we indicate otherwise. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factor Summary”. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Some of our trademarks and trade names are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

ENFORCEABILITY OF CIVIL LIABILITIES

TCB is a corporation organized under the laws of Scotland. Substantially all of TCB’s assets and half of its directors and executive officers are located and reside, respectively, outside the United States. Because of the location of TCB’s assets and board members, it may not be possible for investors to serve process within the United States upon TCB or those persons with respect to matters arising under the United States federal securities laws or to enforce against TCB or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws.

TCB understands that there is doubt as to the enforceability in Scotland and the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Scotland and the United Kingdom by reason of being a penalty.

TC BioPharm (North America) Inc., a Delaware corporation, with a registered office at Business Filings, Inc. 108 West 13th Street, Wilmington, Delaware 19801, has been appointed agent to receive service of process in any action against TC BioPharm (Holdings) plc in any state or federal court in the State of New York.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

TCB discusses in this prospectus its business strategy, market opportunity, capital requirements, product introductions and development plans and the adequacy of the Company’s funding. Other statements contained in this prospectus, which are not historical facts, are also forward-looking statements. TCB has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

TCB cautions investors that any forward-looking statements presented in this prospectus, or that TCB may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, TCB. These statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond its control or ability to predict. Although TCB believes that its assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, its actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in TCB’s other filings with the Securities and Exchange Commission (“SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

In particular, you should consider the risks provided under “Risk factors” in this prospectus and in the Form 10-K for the fiscal year ended December 31, 2023 as filed with the Securities and Exchange Commission (the “2023 Form 10-K”) incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus and does not contain all the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” beginning on page 27 of this prospectus, the information included in any free writing prospectus that we have authorized for use in connection with this offering, and the documents incorporated by reference herein. Unless the context requires otherwise, in this prospectus TC BioPharm (Holdings) plc (formerly TC BioPharm (Holdings) Limited, which was re-registered as a public limited company on January 10, 2022) and its subsidiaries (“Subsidiar(y/ies)”), and TC BioPharm Limited (our principal trading subsidiary) shall collectively be referred to as “TCB,” “the Company,” “the Group”, “we,” “us,” and “our” unless otherwise noted. Unless otherwise indicated, all share amounts and prices reflect the consummation of the ADS Ratio Change.

Corporate Overview

TCB is based in Scotland and is a clinical-stage biopharmaceutical company focused on developing novel immunotherapy products based on our proprietary allogeneic gamma delta T (GD-T) cell platform. Harnessing the innate ability of GD-Ts has enabled us to develop a range of clinical-stage cell therapies designed to combat cancer and viral infection.

In-house clinical studies have demonstrated that our unmodified allogeneic GD-T products are (i) well tolerated and (ii) show preliminary evidence of disease modification in patients with the late-stage blood cancer, known as acute myeloid leukemia (AML). Based on clinical data generated by us believe that unmodified GD-Ts have the potential to treat all blood cancers.

TCB now is embarking on phase 2b-into-pivotal (phase 3) clinical studies with a view to launching its first oncology product for the treatment of AML. Clinical results generated thus far have enabled us to obtain FDA orphan drug status for treatment of AML.

In addition to unmodified allogenic GD-Ts for treatment of blood cancers, we are also developing an innovative range of genetically-modified CAR-T products for treatment of solid cancers. We believe that solid cancers are more difficult to treat than blood cancers and may require the addition of a CAR “chimeric antigen receptor” (i) to help therapeutic cells to “navigate” into diseased cancerous tissue and (ii) to retain therapeutic cells in-situ at the lesion for maximal efficacy (increased persistence).

In order to manufacture our portfolio of allogeneic products, TCB selects the highest quality GD-T cells from healthy donors, activate the cells and grow them in large numbers at our in-house GMP-compliant manufacturing facility before administration to a patient in order to target and then destroy malignant or virally-infected tissues. TCB believes that we have introduced a step-change to our manufacturing platform by implementing a freeze-thaw process that will allow product to be shipped from cleanroom to patient without any shelf-life issue. Resulting products, TCB believes, will be more cost-effective and straightforward to ship form cleanroom to clinic.

At this stage, TCB does not have any approved products. Accordingly, TCB has not generated any revenue from the sale of products, and TCB does not expect to generate any such revenue unless and until it obtains regulatory approvals for, and commercialize any of, our product candidates. In the future, TCB will seek to generate revenue primarily from product sales and, potentially, regional or global collaborations with strategic partners, which may produce license fee income.

See “Business - Overview” in 2023 Form 10-K incorporated by reference in this prospectus.

Intellectual Property

We have a strong portfolio of patents covering manufacture and commercialization of GD-T cell products and their modification via CAR-T (summarized below). Our technology platform and clinical programs have enabled us to raise over $100 million in grant, equity and collaboration funding since becoming operational in 2017. This financing has allowed us to enhance and expand our clinical and preclinical programs as well as build our team of world-class scientists.

The following table provides an overview of our core technology platforms, technology assets and competencies across the business. Additional details of our intellectual property portfolio are provided below.

ASSET SUMMARY	ATTRIBUTES

GD-T Vehicle	●	Readily available and expanded to high numbers.
	●	Not MHC-restricted, therefore no graft vs host disease – an allogeneic platform.
	●	Pre-programmed tropism for infiltration of diseased tissue.
	●	Multiple modes of innate cytotoxicity and coordinating a wider immune response.
	●	Clinical tolerability of the allogeneic vehicle demonstrated at high dose level.
	●	Naturally arising in different subtypes offering a menu of vehicles with unique properties.

Allogeneic Cell Banks	●	Donor GD-Ts selection based on highest therapeutic quality.
	●	Reproducible product with low cost-of-goods compared with autologous (patient-bespoke) therapies, can be frozen-shipped, thawed at clinic.
	●	Well understood clinical and regulatory pathway to commercialization.

Co-stimulatory CAR-T	●	Elimination of off-tumor toxicity.
	●	Reduction of cytokine release from killing healthy cells.
	●	Reliance on natural T cell activation and no tonic signaling
	●	Antigen expression on healthy tissue tolerated – greatly expanded range.
	●	Ability to use multiple co-stimulatory receptors to add functionality.

Integrated Business Model	●	Full control of critical stages of development projects, which increases speed and reliability of development and production, optimizes operations to our specialized products and materially reduces our cost base
	●	No pass-through or transaction costs form external service providers, which increases efficiency and speed of development and manufacturing and materially reduces our cost base
	●	In-house clinical management ensures best chance of clinical success and avoids use of very expensive clinical management in early-stage trials, materially reducing our cost base.

The strength of our patents involves complex legal and scientific questions and can be uncertain.

We actively seek to protect the intellectual property and proprietary technology that we believe is important to our business, including seeking, maintaining, enforcing and defending patent rights for our therapeutics and processes, whether developed internally or licensed from third parties. Our success will depend on our ability to obtain and maintain patent and other protection including data/market exclusivity for our therapeutic products and platform technology, preserve the confidentiality of our know-how and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

Our policy is to seek to protect our proprietary position generally by filing an initial priority filing at the U.K. Intellectual Property Office, or UKIPO. This is followed by the filing of a patent application under the Patent Co-operation Treaty claiming priority from the initial application(s) and then progressing to national applications in, for example, the United States, Europe, Japan, Australia, New Zealand, China and Canada. In each case, we determine the strategy and territories required after discussion with our patent professionals to ensure that we obtain relevant coverage in territories that are commercially important to us and our GD-T therapeutic candidates. We will additionally rely on data exclusivity, market exclusivity and patent term extensions when available, including as relevant exclusivity through orphan or pediatric drug designations. We also rely on trade secrets and know-how relating to our underlying platform technology and therapeutic products. Prior to making any decision on filing any patent application, we consider, with our patent professionals, whether patent protection is the most sensible strategy for protecting the invention concerned or whether the invention should be maintained as confidential.

As of June 5, 2024, we own 16 granted patents and 11 patent applications in 3 families, and have an exclusive license to an additional 1 family of 14 granted patents and 8 patent applications. Consistent with the filing strategy outlined above, all of our applications are either UK applications, PCT applications or national phase applications derived from a corresponding PCT application. These patents and patent applications include claims directed to our therapeutic products and platform technology or other manufacturing and process technology to further enable our therapeutic products and manufacturing methods.

See “Business - Intellectual Property” in our 2023 Form 10-K incorporated by reference in this prospectus.

Our Business Strategy

We have taken a step-wise approach to clinical development and commercialization. To achieve this, we have made the clinical transition from autologous GD-Ts to allogeneic GD-Ts, improving our process for optimization of our product based on data and new technologies. The Company plans to maximize the value of TCB-008 and future iterations by expanding the use case for the product, effectively believing TCB-008 (and future such iterations) to be a “platform therapeutic” based upon its safety profile and the in-house knowledge of GD-Ts and TCB-008. Additionally, the Company plans to opportunistically add to the asset base of the Company around other cell therapy approaches and such technologies where we can leverage our expertise and facilities. Our commercialization strategy is to introduce products firstly in blood cancers (AML initially), and pending data, in other disease indications and in solid tumors as a combination therapeutic.

Our strategic objective is to build a global therapeutic business with an extensive portfolio of GD-T cell-based products with the potential to significantly improve the outcomes of patients with cancer and infectious disease. In order to achieve our objective, we are focused on delivering success in the following areas:

Progress unmodified GD-T2s into Phase 2/3 clinical trials for the treatment of blood cancers

Having generated meaningful clinical data showing our product is well-tolerated in late-stage AML patients with no remaining treatment options, we commenced phase 2b-into pivotal (phase 3) clinical studies under the trial name ‘ACHIEVE’, with OmnImmune® during 2022 in AML patients who have failed to respond adequately to induction therapy. The aim is to provide a form of salvage therapy which will either stabilize the patient, thereby preventing disease progression, or delay the requirement for human stem cell transplant. Our initial trial centers are in the UK and we are currently dosing patients in this trial. Working on the premise that other blood cancers should respond to GD-Ts in a similar manner to AML, TCB plans to conduct clinical studies for OmnImmune® in other hematological malignancies in future.

Unmodified GD-T2s for use in the treatment of fungal infections

Gamma-delta T cells are dysfunctional in patients with many severe viral diseases and TCB anticipates that its unmodified gamma delta T cell therapy platform will be used in due course to treat viral infections as well as cancers under the name ImmuniStim®. For example, during 2022 TCB developed a clinical trial protocol to treat patients with COVID 19. Because of the progress of the disease and absence of appropriate trial patients this trial is not currently being progressed, although we expect to continue our infectious disease program in future.

Grow our business operations to support the increasing number of clinical-phase products in development

We believe that our existing cell and gene manufacturing facility in the UK has the capacity to support our committed clinical development plans. We plan to continue to build upon this to support expansion of our product pipelines to new assets and to grow our clinical team. We also will work closely with vendors to embrace emerging technologies in our manufacturing operations that are appropriate and optimized for our products to continually improve the quality and efficiency of our manufacturing systems. We believe that maintaining in-house control of these activities is critical to effective and efficient progression and we will continue to seek to build integrated business functions where possible.

Apply our discovery engine to target further diseases and add additional functionality to our products

As a platform technology, our co-stimulatory CAR-T GD-T cell system has a wealth of potential options to build added functionality into our cell-based platform. We plan to continue to innovate and partner in the field to augment our drug products and introduce next generation attributes. We also plan to continue to innovate our manufacturing and supply chains to efficiently scale our processes and simplify the interface with patients and healthcare professionals, whilst continually seeking to reduce manufacturing costs to improve patient access.

Expand our intellectual property portfolio and acquire additional technologies to augment our strong IP position

We intend to continue building on our technology platform, comprised of intellectual property, proprietary methods and know-how in the field of GD-T cells. These assets form the foundation for our ability, not only to strengthen our product pipeline, but also to successfully defend and expand our position as a leader in the field of GD-T based immune-oncology.

See “Business - Business Strategy” in our 2023 Form 10-K incorporated by reference in this prospectus.

TCB’s Strengths

Our clinical trials have provided very strong evidence of drug-toleration and some preliminary evidence of clinical benefit.

Our clinical trial of TCB001 involved treatment of patients with autologous unmodified GD-Ts. In a phase 1b/2a dose-ranging safety study (maximum total dose 30x109 cells) we saw no evidence of drug-related severe adverse events. A total of eight patients were treated with escalating doses of TCB001, and no treatment-related toxicities were reported during the full six-week therapeutic course. Data from OmnImmune® (TCB002) suggests an excellent tolerability, with no observed Host versus Graft Disease (HvGD) and some preliminary indication of clinical benefit. OmnImmune® (TCB002) has been granted Orphan Drug Designation by the FDA.

Our CAR-T platform is centered on development of safer and more widely applicable therapeutic candidates and associated process and manufacturing capabilities.

Our proprietary co-stimulatory CAR-T technology platform covers identification of target cancer antigens, successful design and engineering of target sequences, preclinical safety testing and optimized manufacturing processes suitable for producing therapeutic candidates for use in clinical trials and commercialization. We believe the platform will enable development of additional GD-T cell therapeutic candidates targeting cancers that have previously been difficult to treat. We believe the products will be demonstrably safer than the current generation of AB T cell CAR-T products because they will not attack healthy non-cancerous cells and augment the natural biological process rather than bypassing it.

We have identified a large and growing pool of cancer targets for which we can develop additional therapeutic candidates.

We have identified over 20 antigens that are preferentially expressed in cancer cells and have established ongoing research programs to develop several of these into our GD-T platform. Within the terms of our agreement, bluebird bio, we have first right of refusal on a further three oncology targets. Each antigen target presents an opportunity to target many cancer types and therefore presents multiple potential represents a development, collaboration and/or an out-licensing opportunity as each target could be used to target specific cancer types. Growing the pipeline of products built on our co-stimulatory CAR-T and reaching patients is our priority.

We have historically entered collaborative arrangements with partners (bluebird bio, Inc (now 2seventybio). (USA) and Nipro Corporation (Japan), which involve funded or partly funded preclinical collaboration. It is uncertain at this time whether TCB will receive any significant revenues from these collaborations.

We retain control of key business elements, such as product manufacture and clinical research.

Whilst many companies contract out product manufacture, quality systems and clinical trial management, we have elected to build these skills in-house. TC BioPharm has a GMP (Good Manufacturing Practice) cleanroom facility where our products are manufactured. We also retain all the quality support systems such as product testing and release of final product to the clinic. Keeping these systems in-house allows the Company to control all aspects of the manufacturing process whilst significantly reducing costs of goods (CoGs). Further saving on costs are accrued by in-house manufacture, as contract manufacturing organizations (CMOs) will typically charge several times more than the actual costs to maintain their profit margins. Rather than fully outsource our clinical trial management, data management and pharmacovigilance, we maintain an inhouse clinical team that partners with a contract clinical research organization (CRO) for data management and pharmacovigilance services. The inhouse clinical team conducts and manages our own clinical trials in-house. In addition to significant cost savings, this allows us to build a strong working relationship with physicians who are treating the cancer patients; we believe this is key to successful product development as the physicians participating in our clinical studies will also be our future customers. We believe that retaining control of key elements of our business such as GMP manufacture and clinical operations, has allowed TC BioPharm to move quickly and efficiently since incorporation.

We continue to file new patent applications from new in-house product development, and have a strong growing intellectual property portfolio to protect our products and proprietary platform.

We have a strong intellectual property portfolio covering the key aspects of our manufacturing processes and product platforms. Our in-house product development team are dedicated to developing new therapeutic candidates and optimizing current manufacturing processes. All of our patent families are currently in various stages of the patent approval process, and as leaders in the path towards the commercialization of GD-Ts we hold significant first-mover advantage captured by trade secrets and know-how.

Our policy of developing strategic alliances has and will provide additional support for product development and commercialization.

We believe that strategic alliances, both historic and potential future alliances, have and will provide extensive experience in scale-up and automation, culture media manufacture and post-authorization sales and marketing with regional expertise. Additionally, we expect to use knowledge gained from our collaborations to improve development pathways for our unpartnered CAR-T therapeutic candidate programs.

We have a highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe.

Mr. Kobel joined us as our Chief Executive Officer at the time of our IPO. Bryan brings a US presence to our executive team and over 15 years’ experience in Healthcare and Life Sciences capital markets. Martin Thorp, our Chief Financial Officer has over 40 years’ experience in implementing capital strategies globally from seed investment to IPO. He was global CEO of Arthur Andersen Corporate Finance based in New York.

Ability to treat patients under the ‘Specials’ regulatory framework.

European regulations (Regulation 167 of the Human Medicines Regulations 2012) set out the exemption from the requirement for a medicinal product, placed on the market in the UK to hold a marketing authorization. This exemption flows from Article 5(1) of EU Directive 2001/83/EC, which states that a member of the EU may, in accordance with legislation in force and to fulfil special needs, excludes from the provisions of this Directive medicinal products supplied in response to a bona fide unsolicited order, formulated in accordance with the specifications of an authorized healthcare professional and for use by an individual patient under his or her direct personal responsibility. Such an unlicensed medicinal product may only be supplied in order to meet the special needs of an individual patient. An unlicensed medicinal product should not be supplied where an equivalent licensed medicinal product can meet the special needs of the patient. Responsibility for deciding whether an individual patient has “special needs” which a licensed product cannot meet should be a matter for the doctor, dentist, nurse independent prescriber, pharmacist independent prescriber or supplementary prescriber responsible for the patient’s care.

In terms of time and cost, the ‘Specials’ scheme is an attractive strategy. We believe that accumulating evidence by this route could lead to rapid and wider product uptake through ‘off-label’ use.

TCB believes it has certain identified strengths. These include:

●	Clinical trials that have provided strong evidence of safety and some preliminary indications of clinical benefit;
●	A proprietary co-stimulatory CAR-T technology platform which we believe allows solid cancers to be treated without toxic side-effects;
●	Identification of a large pool of cancer targets for which we believe we can develop therapeutic candidates;
●	Retention of key business elements, especially in-house ability to manufacture cell-based product and conduct our own clinical research;
●	Robust, and growing intellectual property portfolio protecting our products and proprietary platform;
●	Our policy is to develop strategic collaborations with leading, international companies to work together with us to develop certain GD-T CAR-T products into clinic. We believe that existing and future collaborations will provide us with experience in scale-up and automation, and post-authorization sales and marketing;
●	A highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe; and
●	Ability to treat patients under the ‘Specials’ regulatory framework in Europe.

Our Pipeline

What are gamma delta T cells?

The immune system plays an important role in targeting and destroying cancer cells. One component has evolved to scan the body for diseased cells and eradicate them. In humans, GD-Ts arise as a number of different subtypes, defined by the sequence of the gamma and delta chains of the T-cell receptor (TCR) on the cell surface. The gammadelta2 (GD-T2) subtype typically is the most abundant of these cells in healthy humans, and its TCR- of anti-cancer immunity is GD-T cells – a type of white blood cell that express a variety of innate receptors, which mediated signaling has been fully characterized by researchers.

Virally-infected or cancerous cells become stressed and accumulate cell surface phosphoantigens (isopentenyl pyrophosphate – IPP’s) which are recognized by GD-T2 cells. Our proprietary technology platform includes the manufacturing of unmodified and genetically modified (CAR-T) GD-T cells as therapeutic candidates for use in clinical trials and commercialization. Almost all aspects of the value-chain from product manufacture, quality systems, clinical and regulatory are operated in-house by TC BioPharm. We believe this is one of our core competitive advantages, which we believe will contribute materially to our ability to overcome the challenging nature of developing new products.

Human lymphocytes comprise two groups of cells, B cells that generate antibodies for humoral immunity, and T cells that are responsible for cellular immune responses. In healthy individuals, GD-T cells generally represent between 1% and 10% of peripheral blood T lymphocytes and present one of the first lines of defense against a wide range of bacterial and viral pathogens, as well as surveillance for cancerous cells. GD-T cells have the ability to regulate the initial immune response in several ways, including recruitment of other immune cells such as neutrophils, dendritic cells and macrophages through production of various chemokines (Kirby et al., 2007). Depletion of GD-T cells leads to impaired host defense to lung infections, for example (Moore et al., 2000; Lockhart et al., 2006). The predominant subset of GD-T cells in the blood is the GD-T2, which mediates a variety of immune responses by direct cytolysis of cancer cells and infected cells, development of memory phenotypes and modulation of other immune cells. The gammadelta1 (GD-T1) is a functionally distinct subset of GD-T cells, which are a predominantly tissue resident population. GD-T1s are less well characterized, but their cytotoxic function also has been described in different liquid and solid tumors (Siegers & Lamb, 2014).

Both subsets of GD-T cells are thought to play a role in autoimmune disorders such as celiac disease, rheumatoid arthritis, autoimmune polyglandular syndrome and sarcoidosis where such lymphocytes are seen to accumulate in high numbers.

GD-T cell killing a cancer cell.

(1) A human GD-T (labelled ‘T’) identifies and scans (2) the surface of a cancer cell (labelled ‘C’). On contact with the cancer cell (3) the GD-T releases perforin granules (stained red) into the cancer cell, rupturing its membrane (4) destroying the cancer cell (adapted from – Enc Life Sci, Jul-2007).

How can GD-Ts be used to treat disease?

Cellular immunotherapy is a form of treatment that harnesses the cells of the immune system to combat disease and is one of the most actively pursued areas of research by biotechnology and pharmaceutical companies today. Interest in immunotherapy is largely driven by recent compelling efficacy data in cancers and by the potential to achieve a cure or functional cure for some patients. While the field of immunotherapy in cancer, in general, has achieved proof of concept and yielded significant durable responses in multiple tumor types, there remain major tumor types such as colon, breast, and prostate cancers as well as patient groups within responsive tumors, that do not respond to current immunotherapy treatments. One theory to explain this non-responsiveness is that certain tumors require direct immune stimulation. T cell-based technologies seek to deliver activated T cells towards malignancies to initiate an immune response. The primary challenges in the field have been to couple an acceptable efficacy and safety profile to successfully target solid tumors.

Adoptive T cell transfer typically involves administration of autologous, allogeneic, or genetically-modified T cells (see footer below) into a recipient host with the specific goal of boosting or transferring enhanced immunologic functionality. One of the most advanced cell-based approaches – chimeric antigen receptor modified T cells (CAR-T) – has gained momentum. In a recent study, patients with refractory B cell acute lymphoblastic leukemia were treated with autologous genetically-modified T cells, with almost 90% of patients showing a marked improvement (Pan et al., 2017). Although the treatment is showing promise for specific tumor types, the safety profile remains a concern, as serious adverse events have previously been reported following CAR-T therapy (Grigor et al., 2017). As a consequence of safety issues related to this approach, regulatory approval may be more complex for this genetically modified T cell therapy which effectively has two ‘starting materials’ – (i) the cellular component, and (ii) a lentiviral vector. The therapeutic premise is well-established – T cells are transduced with a viral vector encoding a chimeric antigen receptor capable of recognizing cancer-specific antigens, for example, CD19 which is commonly expressed on several tumors such as myeloma and B cell lymphomas. Transduction is the process by which DNA is transferred from one cell to another by a virus; in this specific case DNA is introduced via a viral vector (a tool commonly used by molecular biologists to deliver genetic material).

Following transduction, the T cells are genetically primed to recognize and kill specific tumor cells expressing the target antigen. The process involves extracting a patient’s T cells (or growing an allogeneic T cell bank), transfecting the cells with a gene for a chimeric-antigen-receptor (CAR), and re-infusing transfected T cells into the patients. The use of cancer-specific cell therapies has gained momentum as several companies demonstrated that genetically modified CAR-T cells are efficacious when directed against blood tumors. These breakthrough findings have moved cell-based immunotherapy into the forefront of clinical oncology with two drugs now in the market.

T lymphocytes have long been known to play an important role in cancer suppression and modulation of tumor growth and numerous experimental studies have demonstrated the anti-cancer potential of GD-T lymphocytes. Indeed, GD-T cells can recognize a number of specific tumor-associated molecules including non-peptidic antigens (IPP’s – isopentenyl pyrophosphate) and immune surveillance stress signals (such as HSP60/70, MICA, MICB, and ULBP) present on the surface of transformed cells. The GD-T cell overexpresses IL-2 receptors and this cytokine is necessary to activate them (Kjeldsen-Kragh, 1993). On recognizing a tumor cell, GD-T cells exert their anti-cancer properties via release of both perforin and of granzyme, a serine protease which enters the target cell to trigger cell death (apoptosis). Our research efforts are focused entirely on targeting tumors in ways that may result in an improved therapeutic index and that have potential applications in solid tumors as well as hematological malignancies. In contrast to conventional AB CAR-T cells, our GD-T cell technology provides greater specificity in targeting tumors through recognition of IPP-expressing cells, whilst avoiding on-target, off-tumor effects on healthy tissue lacking in IPPs.

Liquid cancers

For cell therapies to be effective several parameters need to be addressed. These include (i) viability, (ii) homing to the tumor, (iii) persistence at the tumor, and (iv) target-specificity.

Use of unmodified GD-Ts to treat blood cancers addresses all the above factors. We believe that (i) we have demonstrated therapeutic cells remain viable when injected into the bloodstream of cancer patients; (ii) our research shows GD-Ts injected into the bloodstream remain in-situ; and (iii) they persist for up to 100 days after administration. Moreover, we believe we have demonstrated that certain late-stage blood cancer patients treated with multiple GD-T doses have shown significantly positive responses. These findings lead TCB to believe that all patients with similar blood cancers may respond to GD-T cell therapy in a positive manner.

Solid cancers

We believe that it may be necessary to use CAR-T technology (i) to maximize therapeutic cell homing into the solid tumor site, and (ii) to increase GD-T cell persistence by ‘tethering’ the cell to antigens present on the cancer cell surface.

In order to overcome toxicities seen with conventional CAR-T approaches, we believe that we have developed a ‘co-stimulatory’ GD-T CAR which will only attack and kill cancerous cells whilst leaving healthy cells unharmed. This is important as many of the current conventional CAR-T therapies cannot distinguish target antigens expressed on healthy cells from those on cancerous cells, which results in various pathologies, including cytokine release syndrome, that in some cases had led to patient death. Such targeting of health cells with conventional CAR-T makes their use in solid cancers difficult, as too much healthy tissue is likely to be destroyed as ‘collateral’ damage in the treatment process.

The diagram below illustrates how TCB’s approach works, using the innate receptors on the GD-T cell surface to act as a ‘safety switch’ – such receptors are generally not triggered by healthy cells, only by disease markers (IPP’s) on the surface of cancerous or virally infected cells.

A	B

Co-stimulatory CAR-T: A) No GD-T cell activation in healthy cell. B) GD-T activation and cell-killing in cancer cell.

Autologous cells are derived from ‘self’, using patients own cells to treat their specific disease

Allogeneic cells are derived from donor material, giving rise to cell banks able to treat numerous patients

Genetically-modified cells are typically engineered with a ‘chimeric’ receptor to target specific cancer antigens

Commercialization of conventional CAR-T cell therapy has taken decades of high-quality research in academia and industry, and it has provided transformational results for a number of patients with B cell malignancies. However, as noted, there are numerous barriers to widespread adoption, including:

●	Severe Toxicities. The significant risk of severe toxicities, especially cytokine release syndrome (CRS) and neurotoxicity occurring up to 3 weeks from treatment. These toxicities have resulted in the need for implementing specific clinical pathways to certify staff and facilities in the administration of the drugs and the management of the toxicities.

●	On-target, off tumor toxicities. Conventional CAR-T products have no mechanism for discriminating between diseased and healthy cells. Activation is governed solely by the expression of the target antigen, which can lead to toxicity when the target antigen is expressed on healthy cells. In marketed products targeting CD19 (present in the vast majority of B cells), this can be tolerated as B-cell aplasia, albeit with the need for regular long-term immunoglobulin replacement therapy. However, in experimental CAR-T products targeting other antigens this has been shown to cause serious side-effects, up to and including fatality.

●	Complex supply chains associated with autologous treatments. By definition, autologous treatments require the source cells to have been collected from the patient. It therefore requires a personalized supply chain with multiple touch points and the manufacturing process can only ever be performed on a single-patient batch size. This adds complexity to each treatment and has required the introduction of completely new processes and infrastructure in able to commercialize the products.

●	Inherent variability of the drug product. Each patient has a different cell population and so the starting material of each manufacturing batch is always variable, leading to variable final product. This can be minimized during pre-screening, which eliminates some patients from treatment, but there are still significant challenges in manufacturing to provide consistent batches of drug products and in understanding which variables are critical to product quality.

●	High list price of the products. The need for personalized manufacturing, new supply chain processes and management of acute and chronic toxicities have all contributed to the high prices associated with the first CAR-T products reaching the market. In the USA, Kymriah® has a list price of $475,000 for pediatric ALL, and Yescarta® lists at $373,000 for DLBCL patients. The associated treatment costs and ongoing management can increase this price significantly

The combination of the co-stimulatory CAR, with GD-T cells, provides TCB with a proprietary platform which we believe addresses the problems with existing CAR-T products in the following ways:

●	Using the natural T cell signaling of the GD-T cell will, we believe, result in less risk of hyperactivation and tonic signaling with an overall reduction in the risk of CRS and less exhaustion of the cells.

●	The requirement on cell activation remains on the endogenous GD-T cell TCR signal, which detects stress signals associated with cancerous cells, so healthy cells are not targeted for destruction even if the target antigen is expressed and the CAR binds, thus off-tumor toxicity is avoided.

●	Manufacturing in batches of high dose numbers, without the complex patient collection of personalized supply chain steps, we believe will result in a dramatic reduction in cost of goods. This will be reflected in a list price which is in line with current biologicals. With the reduced likelihood of associated toxicities, the treatment and management costs should also be significantly lower, and the products can be made available to many more patients as a result.

●	The combination of a well-tolerated product and simplified supply chain (by virtue of our proprietary CryoTC freeze-thaw process), we believe, will make the therapy suitable for administration in local oncology centers without patients having to locate in centralized specialist centers of excellence, further reducing financial and logistic barriers to treatment.

●	The tolerance of “off tumor” antigen binding without associated toxicity allows for a complete change in the current target identification paradigm. Instead of identifying targets that are exclusively expressed on tumor cells, we believe our co-stimulatory CAR-T approach confers an advantage to select targets that can be highly expressed on tumors and at low levels on healthy tissue. We select targets based on their relative therapeutic index increase in expression, their homogeneity in tumors and the antigen density. This allows us to target significantly more tumor associated antigens and to significantly expand the therapeutic index into higher doses or repeat administration.

●	GD-T cells have multiple roles in humans, possessing both innate and adaptive functions. One role is a sentinel surveillance cell, and they are biologically primed to travel through tissue searching for sites of cellular stress. This ability to penetrate tissue makes them advantageous agents for treating solid tumors. We can add additional function to the GD-T cells by using one or more co-stimulatory CAR-T constructs to add targeting to appropriate antigen(s) and to provide armor or strategies to overcome environmental and immune suppression in the tumor microenvironment. Therefore, we believe that the platform offers a promising approach to target the full spectrum of cancer diseases.

Viral infections

GD-Ts are natural killers of virally infected cells, as well as cancerous cells. We believe that our unmodified GD-T therapy offers substantial potential as a first line of attack against future viral pandemics. During the COVID-19 pandemic, we took the opportunity to develop a trial protocol to treat patients with COVID-19, which was approved by the MHRA. We are currently not progressing this trial because of the absence of available patients given the progression of the disease; however we would consider conducting a phase 1b/2a trial if more severe/pathogenic variants emerge and we believe that there is considerable opportunity to deploy our GD-T therapy in the treatment of viral infections, including rapid response treatment of future epidemics and pandemics and selected acute viral infections. Whilst our current focus is to prioritize cancer treatment we will seek opportunities to develop viral treatments either on our own or in partnership in future Numerous peer-reviewed publications have demonstrated that GD-T cells innate killers of cells which have become virally infected. Using Epstein-Barr virus infected cells as an exemplar, TCB has conducted pre-clinical studies to demonstrate that our GMP-compliant manufacturing process results in GD-T with potent anti-viral cytotoxicity

Autologous versus allogeneic

Commercially available cell therapies typically are either autologous or allogeneic. Autologous products are taken from one donor (the patient) and used to treat that same donor (self-to-self), whilst allogeneic products are usually taken from a single donor (not a patient) and used as the starting material to treat a large number of different individuals (patients). GD-T lymphocytes are known to exert their biological effect in a non-MHC restricted manner. This means the potential for graft-versus-host mediated rejection is significantly reduced if allogeneic (non-self) cells are used as a treatment compared with many other immune cell therapies. As many patients with late-stage cancer or severe viral infections are also immunosuppressed, potential for host-mediated rejection of allogeneic cells is also reduced. When compared with autologous variants, commercial benefits of allogenic treatment include the following:

●	significant reduction in cost of goods;

●	product can be campaign manufactured and stockpiled frozen;

●	increased capacity to treat more patients;

●	logistics of shipping product are simplified;

●	higher doses of (reproducible) product are possible; and

●	product is immediately available for acute disorders

Our strategy for developing an allogeneic solution for CAR-T is to select a pathway which will allow us to bring our products to patients as quickly as possible. These concepts build upon decades of previous development in allogeneic cell therapies and have clear understanding of development requirements in terms of manufacturing, clinical and regulatory execution.

Although manufacture of allogeneic cell therapies allows product to be “pharmaceuticalized” by virtue of campaign manufacture and storage, the approach is however not without technical and logistic challenges. To manufacture allogeneic banks, donor cells need to be screened for numerous adventitious agents, including for example, HIV, hepatitis, CMV and syphilis. Additional tumorgenicity testing is required, and assays conducted to ensure the cell bank is free from karyotypic aberrations. In order to overcome any potential for rejection, TCB has developed allogeneic GD-T cell banks that are unlikely to elicit a graft-versus-host (GvH) or host-versus-graft (HvG) immune response.

Donors are screened and selected based on clinically-relevant history and then based on the proliferative capacity and phenotypic character of their GD-Ts, based on a small volume blood draw and in-house assays. In this way, only good quality GD-T cells are selected for repeat apheresis and banking. The banks are HLA-typed and become the starting material for all of the allogeneic CAR-T products. These banks are cryopreserved in our facilities and can later be thawed, genetically engineered with the CAR, activated and expanded into final product, before being frozen again as multiple individual doses of drug product.

Generation of Gamma Delta T cells from IPSC cells

Identification of appropriate donors whilst possible is challenging as only a limited number of batches can be created from a single donation. GD-T cells can be routinely expanded from peripheral blood over 14 days. This provides a short window of opportunity for cell modification/engineering.

Induced pluripotent stem cells (iPSCs) have the potential to overcome these issues because they are capable of unlimited proliferation and multidirectional differentiation. In 2013, several research groups from Japan reported the successful reprogramming of αβT-cells, followed by re-differentiation back to αβT cells (Vizcardo et al., 2013; Nishimura et al., 2013; Themeli et al., 2013). While re-differentiated αβT cells-maintained antigen specificity, they were also characterized by higher proliferation ability than an original T-cell clone.

We hypothesized that GD-T derived iPSCs cells that carry the rearrangements at the TCRG and TCRD gene locus will be able to generate GD-T but not αβT cells. Furthermore, iPSC cells will provide a vast opportunity for the gene-editing without any time constraints of terminally differentiated cells.

Reprogramming GD-T cells has proven to be a challenge, as these cells are not tolerant of cell sorting. Therefore, GD-T cells can be reprogrammed in a bulk culture with the rest of peripheral blood cells or at the end of 14 days expansion, when the purity of GD-T is highest. After several unsuccessful reprogramming attempts, we have optimized the conditions favoring GD-T cells reprogramming. In the last round of reprogramming >50 clones were created. After extensive analysis of DNA rearrangements in δ- and γ-locus of 5 pre-selected clones, it was confirmed that they are derived from GD-T cells with different TCR sequences.

IPSC technology is an attractive approach for the limitless source of GD-T cells are successful progress in reprogramming has been demonstrated. Further work is now required for the establishment of a GMP compatible T-cell differentiation protocol. Generation of GDT cells from iPSC cells presents TCB with a vast opportunity for scaling without any time constraints of terminally differentiated cells.

Fresh versus frozen product

Commercial and clinical development of cellular therapy products will invariably require cryopreservation and frozen storage of cellular starting materials, intermediates and/or final product.

Optimizing cryopreservation is important to obtaining maximum yield and a consistent end-product. Suboptimal cryopreservation can lead not only to batch-to-batch variation, lowered cellular functionality and reduced cell yield, but also to the potential selection of subpopulations with genetic or epigenetic characteristics divergent from the original cell line.

Regulatory requirements also impact on cryopreservation, requiring a robust and reproducible approach to freezing, storage and thawing of the product. This requires attention to all aspects of the application of low temperatures; from the choice of freezing container and cryoprotectant, the cooling rate employed and its mode of delivery, correct handling of the frozen material during storage and transportation, to eventual thawing of the product by the end-user. Each of these elements influences all of the others to a greater or lesser extent and have been taken into consideration as TCB moves from fresh to cryopreserved cell-based product.

In a submission to UK regulators, we provided batch manufacture and supporting data, and TCB was granted approval to commence treatment of cancer patients using frozen allogeneic product. This represents a significant milestone for TCB, as we pioneer use of cryopreserved-donated cells to treat cancer. Obvious benefits include increased product reproducibility, ability to ship product globally on request and significant economy of scale (through batch manufacture and storage).

Clinical studies – unmodified GD-Ts in blood cancer

Management of acute myeloid leukemia (AML) is based on intensive chemotherapy and/or stem cell transplant, but these therapies lead to high relapse rates amongst treated patients. Particularly for the relapsed/refractory AML population or those who are not eligible for alloHSCT or intensive chemotherapy, the therapy options are limited, and patients are often placed in experimental protocol therapies or palliative care. As a result, there is a need for additional therapies, particularly for these cohorts.

GD-T cells have emerged as a promising therapy due to their ability to specifically target cancer cells. Nonclinical studies performed in AML cell lines suggest that GD-T cells specifically target AML tumor cells and lead to cell lysis in vitro (Kirk et al., 1993). Additionally, in xenotransplantation animal models, GD-T cells obtained from healthy volunteers specifically target AML cells and result in increased survival and diminished tumor burden in NOD mice (Gertner-Dardenne et al., 2012). Similarly, in vitro experiments conducted by TCB further support such findings whilst providing evidence that OmnImmune® (TCB002) specifically targets stress induced cells and effectively kills AML cells lines.

In the clinic, allogeneic treatment in AML patients in the phase 1b/2a trial OmnImmune® (TCB002) has shown our product is well-tolerated with some preliminary evidence of anticancer activity. Firstly, there were no signs of graft vs. host disease (GvHD) following therapy and secondly, CR (complete response) and MLFS (morphologic leukemia free state) were observed. Earlier results with autologous product demonstrated good tolerability. For the allogeneic product, OmnImmune® (TCB002), additional procedures were included to prevent GvHD (e.g. AB T cell depletion). Literature reports were also supportive of the use of OmnImmune® (TCB002) in cancer patients. The phase 1b/2a trial tested OmnImmune® (TCB002) in active relapsed or refractory AML who were not eligible for or did not consent to high dose salvage chemotherapy and/or allogeneic hematopoietic stem cell transplantation (alloHSCT). The trial was conducted to identify a tolerable dose and better understand the safety of this therapy in the chosen indication as well as generate preliminary information on potential clinical benefit. The primary, secondary and exploratory endpoints were as follows:

Primary endpoints:

●	Assessment of adverse events (Aes) graded by Common Terminology Criteria for Adverse Events (CTCAE) v5.0, vital signs and evaluation of laboratory parameters

●	Incidence of dose-limiting toxicities (DLTs) during the first 28 days after γδ T cell administration.

●	Establish Maximum Tolerated Dose (MTD) of OmnImmune®

Secondary endpoints:

●	Complete Remission (CR) rate

●	Overall survival (OS)

●	Quality of life determined by EORTC QLQ-C30 questionnaire

Exploratory endpoints:

●	Changes in γδ T cell count and phenotype before and after OmnImmune® infusion

No formal statistical analysis was planned. The incidence of DLTs were to be summarized descriptively by γδ T cells dose for evaluable patients. The recommended dose would be determined as the greatest with an incidence of DLTs no greater than 1/3. All other data including efficacy results were summarized descriptively by γδ T cells dose.

The trial enrolled 8 patients and healthy donors aged >18 years.

Clinical outcome

Seven patients were treated with OmnImmune® (TCB002). The eighth patient could not be dosed because the study was terminated as a result of the COVID-19 pandemic, which prevented the importation of investigational product from Scotland to the Czech Republic. No safety concerns were raised during Safety Review Committee (SRC) meetings. No treatment related Serious Adverse Reactions (SARs) were reported in any of the patients who were enrolled in the trial. No grade 3≥ OmnImmune® (TCB002) treatment related toxicities were noted in any of the treated patients. No dose-limiting toxicities were observed and no emergency safety measures have occurred for any subjects receiving OmnImmune® (TCB002). Two patients at 28 days post-treatment achieved a CR (one patient) or MLFS (one patient); another patient was classified as attaining stable disease with > 50% reduction in bone marrow blast count; one additional patient exhibited reduction in blast levels at 14 days; and one patient had disease progression (see table below). One patient (PRA1-5003) died 21 days after TCB002 due to bilateral pneumonia, determined unrelated to study medication. One patient (PRA1-5010) was withdrawn because of the COVD-19 pandemic before bone marrow aspiration on day 28 post-treatment. These preliminary indications of anticancer activity were not expected given the refractory profile of the enrolled patients.

The EORTC QLQ-C30 questionnaire resulted in scoring from six of the seven patients dosed with OmnImmune® (TCB002) for varying periods of time depending on their study duration. At 7 days post dosing, the average QoL score from six patients had decreased from 55.7 to 47.2 out of a possible maximum of 100. This negative impact on QoL reflects the well characterized side effects of preconditioning therapy with cyclophosphamide and fludarabine given between 6 and 2 days prior to OmnImmune® (TCB002) administration. The score remained lower in the four patients assessed at 28 days at a level of 50.0. In the two patients (one CR and one MLFS) who were assessed at the end of the study (week 24), both had recovered to an improved QoL score, each of 67.0.

FDA Orphan Drug Designation

About 60 million people living in the European Union (EU) and USA suffer from a rare disease. The European Medicines Agency (EMA) and FDA play a central role in facilitating the development and authorization of medicines for rare diseases, which are termed ‘orphan medicines’ in the medical world. Developing medicines intended for small numbers of patients has little commercial incentive under normal market conditions. Therefore, the EU and USA offer a range of incentives to encourage the development of designated orphan medicines.

The general therapeutic strategy for the treatment of AML has not changed substantially over the past 30 years. Excluding APL (which should be treated with trans-retinoic acid), AML management is based primarily on induction, incorporating an anthracycline and cytarabine, and consolidation therapy, and/or allogeneic Hematopoietic Stem Cell Transplantation (alloHSCT). Induction/consolidation therapy leads to high CRs rates in those who are eligible for treatment and present a favorable risk profile.

Several novel agents are in various stages of development for the treatment of AML. Novel approaches include antibody-based immunotherapy and adoptive cell therapy that aim to improve anti-leukemia T cell function, such as the therapies developed by TCB (OmnImmune®).

OmnImmune® (TCB002) was initially studied in patients with active relapsed or refractory AML who are not eligible or do not consent to high dose salvage chemotherapy and/or alloHSCT. In July 2019, OmnImmune® (TCB002) was granted ‘orphan medicine’ status from the FDA for Acute Myeloid Leukemia (AML). TCB intends to conduct a further clinical phase 2/3 study (OmnImmune® (TCB008-001)) in 2021/2 aimed at treating earlier stage AML patients.

Summary of TCB’s phase 1b/2a clinical trial in patients with fourth-line-of-treatment acute myeloid leukemia. Subsequent to the completion of this study TCB commenced phase 2b into 3 (pivotal) patient treatment during H1, 2022.

Pipeline and plan

Our future pipeline is focused on treating liquid cancers with our unmodified GD-T therapies and the treatment of solid cancers with next-generation allogeneic GD-T CAR-T therapies.

Our unmodified cell therapy, used in the treatment of Acute Myeloid Leukemia, is supplied under the name OmnImmune.

OmnImmune® is an allogeneic unmodified GD-T (GD-T2) cell product. Donor-derived GD-T cells for proliferative capacity, were activated and expanded in our manufacturing facility before being infused into the patient as part of our OmnImmune® (TCB002) phase 1 trial. This trial was completed in H1 2020 at the Institute of Hematology and Blood Transfusion in Prague, Czech Republic. Having generated meaningful clinical data showing our product is well-tolerated in late-stage AML patients with no remaining treatment options, TCB commenced a phase 2b-into pivotal (phase 3) clinical studies (with OmnImmune®) during 2022 in AML patients who have failed to respond adequately to induction therapy. The aim is to provide a form of salvage therapy which will either stabilize the patient, thereby preventing disease progression, or delay the requirement for human stem cell transplant. Our initial trial centers are in the UK. Working on the premise that other blood cancers should respond to GD-Ts in a similar manner to AML, TCB plans to conduct clinical studies for OmnImmune® in other hematological malignancies in future. The initial phase 1b/2a trials were undertaken using fresh cell-based product under the program number TCB002. For ease of reference, when discussing that specific trial, we refer the program as OmnImmune® (TCB002). The subsequent planned phase 2b-into pivotal (phase 3) clinical studies uses a frozen cell-based product under the program number TCB008-001. When discussing that specific trial, we refer the program as OmnImmune®.

We plan to develop a range of allogeneic co-stimulatory GD-T CAR pre-clinical drug candidates which will target antigens expressed on a number of solid tumor types.

TCB has generated in-vitro preclinical data as part of our CAR-T program which demonstrated that GD-Ts are very high purity and can be CAR-transduced with high efficiency (see diagram below). Gamma delta cell purity and transduction efficiency have been measured using flow cytometry. CAR positive cells were measured by a detection reagent labelled with the fluorophore Phycoerythrin (PE). Flow cytometry analysis used the parameters of side scatter height (SSC-H) and PE area (PE-A) to define the cell populations. This is demonstrated in the figure below comparing non-transduced (NTD) and transduction with a co-stimulatory CAR construct (co-stim CAR).

We have also demonstrated that following transduction with different CAR constructs, GD-T’s can be effectively and reproducibly expanded in-vitro whilst exhibiting increased cytotoxicity in a zoledronate-dependent manner (see diagrams below – zoledronate-dependency reflects TCB’s proprietary process for commercial expansion of GD-T’s). The CAR constructs contained different endodomains including DNAX-activating protein 10 (DAP-10) and the high affinity IgE receptor (FcR) with no endodomain (no-endo) and non-transduced (NTD) as controls. These data outline the key preclinical parameters investigated in advance of progressing our CAR-T products into clinical trials. TCB has engaged with UK regulators to discuss the design of GD-T CAR phase1b/2a clinical studies (specifically relating to patient dosing and quality systems).

Peripheral blood mononuclear cells (PBMCs) were initiated into culture and GD-T cells expansion stimulated by zoledronic acid. On day 2 of expansion, cells were transduced with lentiviral vectors (LVV) to deliver the indicated CAR constructs. After routine feeding through the expansion process, cells were harvested on day 14 and the total cell number, fold expansion and viability of GD-T cells evaluated. Data present a compilation of experiments across multiple individual donors (N=9; n=1-5).

Corporate Information

Our principal executive offices are located in Scotland, United Kingdom, with a mailing address of Maxim 1, 2 Parklands Way, Holytown, Motherwell, ML1 4WR, United Kingdom and our telephone number at that location is +44 (0) 141 433 7557. Our website address is https://www.tcbiopharm.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of all our ordinary shares, including those represented by the ADSs, that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

As a company incorporated in Scotland that is listed on Nasdaq Capital Market (“Nasdaq”), the Company is subject to Nasdaq corporate governance listing standards. The Company determined it qualified as a foreign private issuer under federal securities laws as of June 28, 2024, the last business day of its most recently completed second fiscal quarter.

We are subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended, the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements of the SEC applicable to U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

Recent Developments

Exercise of Pre-funded Warrants

During January 2024, pre-funded warrants representing 139,800 ADSs were exercised in three separate tranches.

Issuances of ADSs and grants of options to purchase ADSs

On February 29, 2024, the Renumeration Committee of the Board of Directors approved a grant of options to purchase ADSs to the Company’s executive officers and non-employee directors under the Company’s 2021 Shares Option Scheme (the “Plan”) and agreed to cancel all shares options previously issued to such persons. Each non-employee director received an option to purchase 4,176 ADSs, or ADSs representing 835,200 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. Martin Thorp, the Company’s Chief Financial Officer, received an option to purchase 17,712 ADSs, or ADSs representing 3,542,440 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. Bryan Kobel, the Company’s Chief Executive Officer received an option to purchase 38,161 ADSs, or ADSs representing 7,632,120 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. All share options that were issued vest immediately upon issuance.

On March 8, 2024, Bryan Kobel, the Chief Executive Officer of the Company agreed to (a) defer the payment of accrued but unpaid contractual pension benefits owed to him in the amount of $66,000 for a period of 9 months and (b) convert an aggregate amount of $24,760 of accrued but unpaid contractual pension benefits owed to him into 476,153 ordinary shares, par value £0.0001 per share of Company, based on a price per share equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on March 7, 2024 divided by two hundred (200), or the then effective ADS ratio.

In addition, the board of directors approved a grant of options to Mr. Kobel purchase 15,300 ADSs, or ADSs representing 3,060,000 Ordinary Shares at an exercise price of $20.00 per ADS, which is a premium to the closing price of the Company’s ADSs on the Nasdaq Capital Market on March 7, 2024. The options granted to Mr. Kobel were issued under the Company’s 2021 Plan. All share options that were issued vested immediately.

Exercise of Series D Warrants

On March 12, 2024, the Company issued 62,375 ADS representing 12,475,000 ordinary shares of the Company upon exercise of outstanding Series D warrants resulting in gross cash proceeds to the Company of £986,398 (approximately $1,263,000).

April 2024 LOI

On April 1, 2024, we entered into a non-binding letter of intent (the “Asset LOI”) with an unnamed cell therapy company. (the “Asset Seller”), regarding the potential acquisition (the “Proposed Asset Transaction”) by the Company of the following assets of Asset Seller: a Solid Tumor tool kit, a NK Cell Manufacturing tool kit, and two CAR-NK programs (the “Assets”). In exchange for the sale of the Assets to the Company, the Company will pay to the Asset Seller a combination of cash and equity at closing, as well as milestone payments based upon certain clinical achievements.

The Asset LOI only represents a mutual indication of interest regarding the Proposed Asset Transaction and the terms of the Proposed Asset Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Asset Transaction will be completed on the terms contemplated in the Asset LOI or otherwise. In particular, the timing of closing of any such transaction and the aggregate consideration that we may pay may materially differ from that currently contemplated by the Asset LOI.

May 2024 LOI

On May 1, 2024, we entered into a non-binding letter of intent (the “LOI”) with a private company (the “Seller”), regarding a potential business combination (the “Proposed Transaction”) whereby the Company or a subsidiary of the Company would acquire the Seller. In connection with the Proposed Transaction, the Company will pay to the Seller a cash purchase price equal to $20 million less any amounts payable on any Seller indebtedness and issue American Depository Shares (the “ADSs”) representing a number of the Company’s ordinary shares (the “Shares”) where the issue price of such Shares is equal to the average price paid in a fundraising from new and existing shareholders in the Company raising in excess of US$50 million (the “Issue Price”), such that the total value attributable to the Shares at closing is equal to US$20 million. In addition, the Seller will be entitled to certain payments upon satisfaction of various development milestones.

The LOI only represents a mutual indication of interest regarding the Proposed Transaction and the terms of the Proposed Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Transaction will be completed on the terms contemplated in the LOI or otherwise. In particular, the timing of closing of any such transaction and the aggregate consideration that we may pay may materially differ from that currently contemplated by the LOI.

May 2024 Warrant Inducement

On May 6, 2024, the Company, entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by American depositary shares (the “ADSs”) of the Company. The Existing Warrants were issued on December 21, 2023 and have an exercise price of £15.81 per ADS. Each ADS represents twenty (200) ordinary shares of the Company.

Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”), as described below, to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). The Company received aggregate gross proceeds of approximately £3.1 million from the exercise of the Existing Warrants by the Holders, prior to deducting placement agent fees and estimated offering expenses.

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent in connection with the transactions summarized above and paid the Placement Agent a cash fee equal to 7.5% of the gross proceeds received from the Holders’ exercise of their Existing Warrants and a management fee of 1% of the gross proceeds received from the Holders’ exercise of their Existing Warrants. The Company also reimbursed the Placement Agent for its expenses in connection with the exercise of the Existing Warrants and the issuance of the New Warrants, $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses, and paid the Placement Agent for non-accountable expenses in the amount of $35,000 and a clearing fee of $15,950. Upon any exercise for cash of any New Warrants, the Company has agreed to pay the Placement Agent a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect the exercise of the New Warrants. In addition, the Company granted warrants (“Placement Agent Warrants”) to the Placement Agent, or its designees, to purchase up to an aggregate of 2,625,020 ordinary shares represented by 13,125 ADSs, which Placement Agent Warrants shall be substantially in the same form as the New Warrants except that the Placement Agent Warrants will have an exercise price of £22.31.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on May 8, 2024. The Company intends to use the net proceeds from this offering to support its upcoming clinical trial focusing on relapse/refractory Acute Myeloid Leukemia, and for continuing operating expenses and working capital.

The Company also agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then Form S-3 eligible) covering the resale of the New Warrant ADSs issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), within 30 days of the Closing Date, and to have such Resale Registration Statement declared effective by the SEC within 90 days following the Closing Date. The registration statement of which this prospectus is a part was filed and declared effective on June 24, 2024 to fulfill our obligations under the Letter Agreement.

In the Inducement Letter, the Company agreed not to issue any ADSs, ordinary shares or ordinary share equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 30 days after the Closing Date. The Company also agreed not to effect or agree to effect any variable rate transaction (as defined in the Inducement Letter) until one (1) year after the Closing Date (subject to an exception).

Nasdaq Compliance

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2024 (the “May 20 8-K’), on May 15, 2024, the Company filed its Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”). As noted in the Form 10-Q, the Company was not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because its stockholders’ equity was below the required minimum of $2.5 million (the “Minimum Stockholders’ Equity Requirement”) at March 31, 2024. As previously reported in a Current Report on Form 8-K filed with the SEC on May 8, 2024, on May 6, 2024, the Company entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by ADSs of the Company. Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”) to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). As noted above, on May 8, 2024, the Company received aggregate gross proceeds of approximately £3.1 million (circa $3.9 million) from the exercise of the Existing Warrants by the Holders, prior to deducting placement agent fees and estimated offering expenses. As a result, the Company believes that due to the exercise of the Existing Warrants it is now in compliance with the Minimum Stockholders’ Equity Requirement as at June 30, 2024.

On May 24, 2024, the Company received written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company was not in compliance with the Minimum Stockholders’ Equity Requirement, as of March 31, 2024. This letter indicated that while Nasdaq estimates the Company is currently in compliance with the Minimum Stockholders’ Equity Requirement it notes that based on the historical burn rate, without a significant transaction, the Company will not be in compliance as of the next period ending June 30, 2024.

Since the Company was previously granted an exception to the Minimum Stockholders Equity Requirement by a Nasdaq Hearings Panel and subsequently regained compliance, it is subject to a Mandatory Panel Monitor in accordance with Nasdaq Listing Rule 5815(d)(4)(A).

The Company requested and was granted a hearing before a hearing panel on July 16, 2024 at which it requested continued listing on The Nasdaq Capital Market since it has returned to compliance and expects to continue to do so. On August 1, 2024, the Company received written notification from Nasdaq that the hearing panel granted the Company’s request to continue its listing on Nasdaq subject to compliance with the Minimum Stockholders’ Equity Requirement on or before August 15, 2024. There can be no assurance that the Company will timely evidence compliance with the terms of any extension that may be granted by the Nasdaq following the hearing.

The Company has received a written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC. dated August 1, 2024 indicating that the minimum closing bid price per share for its American Depositary Shares (the “ADSs”) was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Rule. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one. Accordingly, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq. Nasdaq informed the Company that the hearing panel will consider this matter in their decision regarding the Company’s continued listing on Nasdaq. As detailed below, the Company effected a change in the ratio of its ADSs to ordinary shares which had the effect to increase proportionally the ADS trading price, although the Company can give no assurance that the ADS trading price after the ADS ratio change will be proportionally equal to or greater than the previous’ ADS trading price prior to the change. There can be no assurance regarding the outcome of the hearing panel’s determination with regard to this matter and the associated delisting notice.

ADS Ratio Change

On July 17, 2024, our Board of Directors approved the change in the ratio of ADSs evidencing ordinary shares from one (1) ADS representing twenty (20) ordinary share to one (1) ADS representing two hundred (200) ordinary shares, which will result in a one for 10 reverse split of the issued and outstanding ADSs (the “ADS Ratio Change”). The ADS Ratio Change became effective on August 5, 2024. All ADS and related warrant information presented in this prospectus, including our financial statements and accompanying footnotes, has been retroactively adjusted to reflect the reduced number of ADSs resulting from the ADS ratio change.

THE OFFERING

Securities, offered by us	Up to 583,090 ADSs representing 116,618,000 ordinary shares and together with accompanying Series G warrants to purchase up to 583,090 ADSs representing 116,618,000 ordinary shares (the “Series G Warrants”). The ADSs or prefunded warrants, respectively and Series G Warrants are immediately separable and will be issued separately in this offering but must initially be purchased together in this offering. Each Series G Warrant has an exercise price of £2.71 ($3.43 translated to U.S. dollars at the rate of £1.00 to $1.268 as of August 7, 2024) per ADS. See “Description of Securities”. We are also registering the ADSs issuable upon exercise of the pre-funded warrants and the Warrants.

ADSs	Each ADS represents twenty (200) ordinary shares. As a holder of ADSs, we will not treat you as one of our shareholders. The depositary, through its custodian, will be the holder of the ordinary shares underlying the ADSs, and you will have the rights of a holder of ADSs or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs we encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series G Warrants Offered	We are also offering Series G Warrants to purchase 583,090 ADSs representing 116,618,000 ordinary shares. The Series G Warrants will expire on the first anniversary of the initial issuance date. The Warrants will be immediately exercisable and the exercise price of each of the Warrants is £2.71 per ADS ($ per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.268 as of August 7, 2024).

Pre-Funded Warrants Offered	We are also offering to certain purchasers whose purchase of ADSs in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ADSs immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase ADSs, in lieu of ADSs that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ADSs. Each pre-funded warrant will be exercisable for one ADS. The purchase price of each pre-funded warrant will be equal to the price at which an ADS and accompanying Ordinary Warrant is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 ADS. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This prospectus also relates to the ADSs issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of ADSs we are offering will be decreased on a one-for-one basis

Term of the offering	This offering will terminate on , 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Ordinary shares outstanding before this offering	98,902,641 ordinary shares

Warrants outstanding before this offering	Warrants to purchase 383,817 ADSs

Ordinary shares to be outstanding after this offering, including ordinary shares represented by ADSs	215,520,641 ordinary shares, assuming no sale of pre-funded warrants, which, if sold, would reduce the number of ADSs that we are offering on a one-for-one basis, and no exercise of the Warrants

Use of proceeds	We estimate that our gross proceeds from this offering will be approximately $2 million. This is based on a public offering price of $3.43 per ADS, which is the last reported trading price of our ADSs on The Nasdaq Capital Market on August 7, 2024, before deducting estimated offering expenses payable by us. We intend to use the net proceeds of this offering to advance our preclinical and clinical pipeline, and for continuing operating expenses and working capital.

Risk factors	You should read the “Risk Factors Summary” section within this prospectus and in Item 1A. “Risk Factors” in our 2023 Form 10-K included by reference in this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital market symbol	ADSs on the Nasdaq Capital Market under the symbol “TCBP.”

The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 98,902,641 ordinary shares outstanding as of August 7, 2024 and excludes:

●	106,585 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of March 31, 2024, with a weighted-average exercise price of £23.00 per share;

●	20,202 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $212.00 per share;

●	17,575,360 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $0.06 per share;

●	702,500 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $0.409 per share;

●	15,891 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £215.00 per share; and

●	76,763,300 ordinary shares issuable upon the exercise of warrants outstanding, as of August 7, 2024, with a weighted-average exercise price of £0.184 per share.

For the description of the 2014 Share Option Scheme and 2021 Share Option Scheme please refer to the 2023 Form 10-K, which is incorporated by reference herein.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options described above into ordinary shares or ADSs, treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares, no exercise of the Warrants issued in this offering and no sale of pre-funded warrants in this offering.

Except as otherwise indicated all references to our articles of association in this prospectus refer to our articles of association, as amended as currently in force for TC BioPharm (Holdings) plc at the date of this prospectus.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data as at the dates and for the periods indicated. The consolidated financial statement data as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022 audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) have been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited consolidated financial statement data as of March 31, 2024 and for the three months ended March, 2024 and 2023 have been derived from our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Our historical results are not necessarily indicative of the results that may be expected in the future.

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto. You should read the following summary consolidated financial and other data in conjunction with “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” and “Item 8. Financial Statements and Supplementary Data”, our consolidated financial statements and the notes thereto and the other financial information included in our 2023 Form 10-K annual report and in our 2024 Form 10-Q quarterly report and incorporated by reference in this prospectus.

Consolidated Statement of Operations:	For the Year Ended	For the Year Ended
	December 31, 2023	December 31, 2022

Revenue	£-	£3,844,532

Operating expenses:
Research and development expenses	7,771,391	7,592,470
Administrative expenses	6,467,932	7,030,972
Administrative expenses - costs related to preparing for listing	-	1,305,087
Total operating expenses	14,239,323	15,928,529
Loss from operations	(14,239,323)	(12,083,997)

Other income (expense):
Loss on modification of convertible loan	(645,845)	(140,344)
Change in fair value of derivative liability	8,052,581	16,064,945
Foreign currency losses	(80,070)	(120,974)
Interest expense	(83,025)	(6,753,231)
Total other income (expense), net	7,243,641	9,050,396
Net loss before income taxes	(6,995,682)	(3,033,601)
Income tax credit	1,088,729	1,720,000

Net loss	£(5,906,953)	£(1,313,601)

Weighted-average ordinary shares outstanding, basic and diluted (1)	6,178,423	687,199
Basic and diluted net loss per share (1)	£(0.96)	£(1.91)

	For the Three Months Ended	For the Three Months Ended
Consolidated Statement of Operations:	March 31, 2024	March 31, 2023

Operating expenses:
Research and development expenses	1,298,942	1,934,304
Administrative expenses	2,142,714	2,231,461
Total operating expenses	3,441,656	4,165,765
Loss from operations	(3,441,656)	(4,165,765)

Other income (expense):
Change in fair value of derivative liability	11,446	3,148,648
Other expense, net	(2,386)	(17,794)
Total other income (expense), net	9,060	3,130,854
Net loss before income taxes	(3,432,596)	(1,034,911)
Income tax credit	110,742	400,000

Net loss	£(3,321,854)	£(634,911)

Weighted-average common shares outstanding, basic and diluted(1)	30,138,602	2,051,836
Basic and diluted net loss per share(1)	£(0.11)	£(0.31)

Consolidated Statement of Financial Position items:	March 31, 2024	December 31, 2023	December 31, 2022

Cash and cash equivalents	£980,955	£2,462,609	£4,808,060
Working capital (2)	(560,816)	950,326	(1,716,361)
Total assets	7,264,053	8,931,664	11,291,977
Total liabilities	6,183,565	6,246,434	10,960,712
Share capital	403,789	399,455	397,493
Additional paid-in capital	42,835,843	41,123,065	33,308,568
Accumulated deficit	(42,159,144)	(38,837,290)	(33,374,796)
Total shareholders’ equity	1,080,488	2,685,230	331,265

(1)	On November 18, 2022, the Company completed a reverse stock split of one (1) new share for every fifty (50) existing shares effective November 21, 2022. As a result of the share split, all references in these financial statements and accompanying notes to units of ordinary shares or per share amounts are reflective of the reverse share split for all periods presented. In addition, the exercise prices and the numbers of ordinary shares issuable upon the exercise of any outstanding options to purchase ordinary shares were proportionally adjusted pursuant to the respective anti-dilution terms of the share-based payment plans.
(2)	Working capital is defined as current assets less current liabilities.

RISK FACTOR SUMMARY

Our business is subject to a number of risks and uncertainties, including those risks discussed at length in Item 1A. “Risk Factors” in our 2023 Form 10-K incorporated into this prospectus by reference. These risks include among others those summarized below. Investing in our company and its securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the information incorporated by reference to our 2023 Form 10-K, before investing in our company and our securities. If any of these risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price or value of our ADSs in the public market could decline, and you could lose part or all of your investment.

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the risks described under the heading “Risk Factors” in our 2023 Form 10-K incorporated by reference herein, as well as the additional risks set forth in this section, in full.

●	We have generated operating losses since inception and expect to continue to generate losses. We may never achieve or maintain profitability. We will continue to require financing to continue to implement our business plan and sustain operations.

●	We, as well as our independent registered public accounting firm, in relation to our financial position, have expressed substantial doubt about our ability to continue as a going concern. The reasons for expressing that doubt in relation to our historical financial statements remains relevant and applicable to this offering.

●	Our lack of any approved products and our limited operating history may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

●	GD-T cell therapies are a novel approach to treating cancers and infectious diseases, which have development risks and will require us to obtain regulatory approvals for development, testing, commercialization, manufacturing and distribution. We may not achieve all the required regulatory approvals or approvals may not be obtained as timely as needed.

●	Because GD-T cell therapies are a novel approach, potential side effects, and long-term efficacy, regulatory approval will require considerable time for trials, data collection, regulatory submissions and funding for the process.

●	Enrolling patients in clinical trials may be difficult for many reasons, including high screen failure, GD-T cell proliferation capacity, timing, proximity and availability of clinical sites, perceived risks, and publicity about the success or lack of success in the methods of treatment.

●	Because GD-T cell therapies are novel, our research and development and clinical trial results may not support our products intended purposes and regulatory approval. We are heavily dependent on the success of our lead product candidate (OmnImmune®), and intend to seek breakthrough therapy designation for some or all of our other therapeutic candidates in due course.

●	Market opportunities for certain of our product candidates may be limited to those patients who are ineligible for or have failed prior treatments. This class of patient may be limited in number, difficult to locate and service, require special governmental approval, and unable to pay or obtain reimbursement.

●	We rely on many third parties for aspects of our product development and commercialization, such as raw material supply, clinical trials, obtaining approvals, aspects of manufacturing, development of additional product candidates and distribution. We may not be able to control these parties and their business practices, such as compliance with good manufacturing requirements or their ability to supply or service us timely, which will likely disrupt our business.

●	We face substantial competition: others may discover, develop and/or commercialize competing products before or more successfully than TCB.

●	Even if we are able to commercialize any product candidates, such drugs may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies. Commercialized products may not be adopted by the medical profession.

●	Because we operate internationally, we are subject to a wide array of regulation of the United Kingdom, European Union and United States. In addition to regulation surrounding new drug development and their manufacture, distribution and use, we will be subject, for example to data protection rules relating to medical records, medical and general privacy laws, environmental laws regarding medical waste, and bribery and corrupt practices law, in addition to all the drug related approval, manufacturing and distribution rules.

●	Product liability claims are frequent in drug development of novel therapies and insurance is mandatory and expensive. The inability to obtain insurance may prevent product development and claims may surpass our ability to pay and call into question the efficacy of a product with resulting reputational damage.

●	Protecting our intellectual property is paramount in our ability to be able to commercialize our products and generate revenues and investment return for our stockholders. We may not be able to obtain the intellectual property protection we seek due to its cost, requirement to pursue it in many jurisdictions, challenges by others and patent office rejection.

●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies acting in multiple jurisdictions, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	As part of product development, we may need to license aspects of our research and products from third parties or if our IP is challenged, we may have to seek license accommodation, any of which may be expensive, limited in scope, or unavailable.

●	We currently have a limited number of employees, and our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel at all levels.

●	We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth including, but not limited to, operating as a public company and taking a therapeutic through to market approval and acceptance.

●	We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in achieving and managing our growth, which could disrupt our operations. We expect to require further funding for these expansions of activity.

●	We incur substantial costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to required SEC compliance and corporate governance practices.

●	If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price. The Company identified a material weakness in our internal control over accounting for complex financial instruments (including in determining the appropriate valuation basis in areas requiring significant judgement) and in the accounting for our property leases on conversion from IFRS to GAAP.

●	Certain of our existing stockholders, members of our board of directors and senior management maintain the ability to exercise significant control over us. The interests of investors may conflict with the interests of these other stockholders.

●	Our ADSs provide rights that are different from directly holding our ordinary shares. The outstanding Warrants do not have the rights of shareholders until exercised. Our Warrants form a substantial part of our capitalization, and they have substantial protective provisions, which may limit our ability to raise capital.

●	Future sales, or the possibility of future sales, of a substantial number of our ordinary shares, through the additional deposit of ordinary shares for ADSs and exercises of our Warrants, could adversely affect the price of our ADSs or Warrants in the market. After any lock up period, a substantial number of our issued and outstanding ordinary shares will be eligible for trading on the public securities market by their being deposited with the depositary for ADSs.

●	As a foreign private issuer, we, and our stockholders, have certain exceptions to disclosure regulation under United States federal securities regulation, and we will take certain NASDAQ governance exceptions. Consequently, investors may not have the totality of disclosure about and governance controls in TCB as compared to United States domestic reporting companies.

●	Shareholder rights and recourse will be governed by and ultimately determined by Scottish and United Kingdom law and judicial process, which in many ways are more limited than United States law and practice. Half of our directors and officers are not resident in the United States. Most of our assets are located in the United Kingdom.

●	If we fail to meet the requirements for continued listing on the Nasdaq Capital Market or Nasdaq, our ADSs could be delisted from trading, which would decrease the liquidity of our ADSs and our ability to raise additional capital. On May 24, 2024, the Company received written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC indicating that the Company was not in compliance with the Minimum Stockholders’ Equity Requirement, as of March 31, 2024. The Company requested and was granted a hearing before a hearing panel on July 16, 2024 at which it requested continued listing on The Nasdaq Capital Market since it has returned to compliance and expects to continue to do so. On August 1, 2024, the Company received written notification from Nasdaq that the hearing panel granted the Company’s request to continue its listing on Nasdaq subject to compliance with the Minimum Stockholders’ Equity Requirement on or before August 15, 2024. There can be no assurance that the Company will timely evidence compliance with the terms of any extension that may be granted by the Nasdaq following the hearing. Furthermore, the Company received a written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC. dated August 1, 2024 indicating that the minimum closing bid price per share for its American Depositary Shares (the “ADSs”) was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Rule. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one. Accordingly, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq. Nasdaq informed the Company that the hearing panel will consider this matter in their decision regarding the Company’s continued listing on Nasdaq. The Company effected a change in the ratio of its ADSs to ordinary shares which had the effect to increase proportionally the ADS trading price, although the Company can give no assurance that the ADS trading price after the ADS ratio change will be proportionally equal to or greater than the previous’ ADS trading price prior to the change. There can be no assurance regarding the outcome of the hearing panel’s determination with regard to this matter and the associated delisting notice.

Risks Related to this Offering and Ownership of ADSs

The price of the ADSs has been, and is likely to continue to be, highly volatile, which could result in substantial losses for purchases of ADSs in this offering.

The price of the ADSs has been, and is likely to continue to be, highly volatile. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, purchasers of securities sold pursuant to this registration statement may not be able to sell their ADSs at or above the price paid by such purchasers and, as such, they may lose some or all of their investment. Additionally, in the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us in light of the significant stock price volatility we and other pharmaceutical companies have experienced in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We have broad discretion in the use of the net proceeds from this offering and any exercise of the Warrants and consequently may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and any exercise of any Warrant and could spend any such proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our ADSs to decline and delay the development of our product candidates.

If we fail to meet the requirements for continued listing on the Nasdaq Capital Market or Nasdaq, our ADSs could be delisted from trading, which would decrease the liquidity of our ADSs and our ability to raise additional capital.

Our ADSs are currently listed for quotation on The Nasdaq Capital Market. We are required to meet specified financial requirements in order to maintain our listing on the Nasdaq Capital Market. These requirements include maintaining a minimum bid price of at least $1.00 per share for our ADSs, which is referred to as the Bid Price Rule, and maintaining a minimum market value of listed securities, or the MVLS, of $35,000,000. On July 12 and 15, 2022, we received deficiency letters from the Listings Qualifications Department of the Nasdaq Stock Market notifying that we were not in compliance with the Bid Price Rule and the MVLS, respectively.

On December 6, 2022, we received written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company regained compliance with the Bid Price Rule. On January 12, 2023, we received written notification from the listing qualifications staff of the Nasdaq indicating that we have not regained compliance with the MVLS and that our securities would be subject to delisting unless we timely request a hearing before a Nasdaq Hearings Panel (the “Panel”). On March 9, 2023 the Company presented a formal plan to regain compliance to the Panel. On March 17, 2023, the Company announced that the TC BioPharm (Holdings) plc has been granted a formal extension until June 30, 2023, to regain compliance under Nasdaq Listing Rule 5550(b)(2) or its alternative criteria. The Company informed the Panel of its intention to regain compliance with Nasdaq’s continued listing requirements by demonstrating compliance with the $2.5m minimum stockholders’ equity requirement in Listing Rule 5550(b)(1) as an alternative to demonstrating compliance with the MVLS Requirement, the Panel granted the Company an exception until June 30, 2023. On July 27, 2023, the Company received a letter, dated July 26, 2023 (the “Letter”) from Nasdaq notifying the Company that the Panel has concluded that the Company has regained compliance with Nasdaq’s continued listing requirements. The Letter stated that, pursuant to Listing Rule 5815(d)(4)(A), the Company will be subject to a Panel Monitor for a period of one year from the date of the Letter. If, within that one-year monitoring period, the Listing Qualifications staff (the “Staff”) finds the Company again out of compliance with any continued listing requirement, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

On June 22, 2023, we received a deficiency letter from the Staff notifying that we again were not in compliance with the Bid Price Rule. We have been provided an initial period of 180 calendar days, or until December 19, 2023, to regain compliance with the applicable listing requirement. On December 28, 2023, we received a letter from Nasdaq indicating that it has not regained compliance with the rule and we were not eligible for a second 180 day period. On January 2, 2024, we received written confirmation from Nasdaq that it has determined that for the last 10 consecutive business days, from December 15, 2023 to December 29, 2023, the closing bid price of the Company’s securities has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

As previously reported in a Current Report on Form 8-K filed with SEC on May 20, 2024 (the “May 20 8-K’), on May 15, 2024, the Company filed its Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”). As noted in the Form 10-Q, the Company was not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because its stockholders’ equity was below the required minimum of $2.5 million (the “Minimum Stockholders’ Equity Requirement”) at March 31, 2024. As previously reported in a Current Report on Form 8-K filed with the SEC on May 8, 2024, on May 6, 2024, the Company entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by ADSs of the Company. Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”) to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). On May 8, 2024, the Company received aggregate gross proceeds of approximately £3.1 million (approx. $3.9m) from the exercise of the Existing Warrants by the Holders, prior to deducting placement agent fees and estimated offering expenses. As a result, the Company believes that due to the exercise of the Existing Warrants it is now in compliance with the Minimum Stockholders’ Equity Requirement.

On May 24, 2024, the Company received written notification from the listing qualifications staff of the Nasdaq indicating that the Company was not in compliance with the Minimum Stockholders’ Equity Requirement, as of March 31, 2024. This letter indicated that while Nasdaq estimates the Company is currently in compliance with the Minimum Stockholders’ Equity Requirement it notes that based on the historical burn rate, without a significant transaction, the Company will not be in compliance as of the next period ending June 30, 2024.

Since the Company was previously granted an exception to the Minimum Stockholders Equity Requirement by a Nasdaq Hearings Panel and subsequently regained compliance, it is subject to a Mandatory Panel Monitor in accordance with Nasdaq Listing Rule 5815(d)(4)(A).

The Company requested and was granted a hearing before a hearing panel on July 16, 2024 at which it requested continued listing on The Nasdaq Capital Market since it has returned to compliance and expects to continue to do so. On August 1, 2024, the Company received written notification from Nasdaq that the hearing panel granted the Company’s request to continue its listing on Nasdaq subject to compliance with the Minimum Stockholders’ Equity Requirement on or before August 15, 2024. There can be no assurance that the Company will timely evidence compliance with the terms of any extension that may be granted by the Nasdaq following the hearing.

The Company has received a written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC. dated August 1, 2024 indicating that the minimum closing bid price per share for its American Depositary Shares (the “ADSs”) was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Rule. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one. Accordingly, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq. Nasdaq informed the Company that the hearing panel will consider this matter in their decision regarding the Company’s continued listing on Nasdaq. As detailed below, the Company effected a change in the ratio of its ADSs to ordinary shares which had the effect to increase proportionally the ADS trading price, although the Company can give no assurance that the ADS trading price after the ADS ratio change will be proportionally equal to or greater than the previous’ ADS trading price prior to the change. There can be no assurance regarding the outcome of the hearing panel’s determination with regard to this matter and the associated delisting notice.

The Company continues to execute its business plan and is looking into various options available to regain compliance with Nasdaq’s continued listing standards and maintain its continued listing on the Nasdaq Capital Market. However, there can be no assurance that the Company will be able to maintain compliance with the Nasdaq listing rules. In addition, there can be no assurance that the Panel will determine to continue the Company’s listing on The Nasdaq Capital Market following the hearing.

The exercise of outstanding ADS purchase warrants and share options will have a dilutive effect on the percentage ownership of our capital stock by existing stockholders.

As of August 7, 2024, we had outstanding warrants to acquire 383,817 ADSs, and share options to purchase 18,420,538 shares of our ordinary shares. A significant number of such warrants have exercise prices above our ADSs’ recent trading prices, but the holders have the right, in certain circumstances, to effect a cashless exercise of such warrants. If a significant number of such warrants and share options are exercised by the holders, the percentage of our ADSs owned by our existing ADS holders will be diluted.

There is no public market for Warrants or pre-funded warrants being offered by us in this offering.

There is no established public trading market for the Warrants or pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrants or pre-funded warrants will be limited.

The Warrants and pre-funded warrants are speculative in nature.

The Warrants and pre-funded warrants offered hereby do not confer any rights of ADS ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of ADS at a fixed price. Specifically, holders of the pre-funded warrants may acquire the ADSs issuable upon exercise of such warrants at an exercise price of $0.001 per ADS, and holders of the pre-funded warrants may acquire the ADSs issuable upon exercise of such warrants at an exercise price of £2.71 per ADS. The Series G warrants will expire on the first anniversary of the initial issuance date. Moreover, following this offering, the market value of the Warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the Warrants and pre-funded warrants will equal or exceed their public offering prices. There can be no assurance that the market price of the ADSs will ever equal or exceed the exercise price of the Warrants and pre-funded warrants, and consequently, whether it will ever be profitable to exercise the Warrants and pre-funded warrants.

Holders of the Warrants and pre-funded warrants offered hereby will have no rights as ADS holders with respect to the ADSs underlying the Warrants or pre-funded warrants until such holders exercise their Warrants or pre-funded warrants and acquire our ADSs, except as otherwise provided in the Warrants or pre-funded warrants.

Until holders of the Warrants and pre-funded warrants acquire ADSs upon exercise thereof, such holders will have no rights with respect to the ADSs underlying such Warrants or pre-funded warrants, except to the extent that certain rights may be granted to warrant holders as set forth in the Warrants and pre-warrants. Upon exercise of the Warrants or pre-funded warrants, the holders will be entitled to exercise the rights of an ADS holder only as to matters for which the record date occurs after the exercise date.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount and proceeds to us are not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

You will experience immediate dilution in the book value per ADS purchased in the offering.

Because the price per share of our ADSs being offered may be higher than the net tangible book value per ADS, you will experience dilution to the extent of the difference between the offering price per ADS you pay in this offering and the net tangible book value per ADS immediately after this offering. Our net tangible book value as of March 31, 2024, was approximately $0.6 million, or $1.87 per ADS. Net tangible book value per ADS is equal to our total tangible assets minus total liabilities, all divided by the number of ADSs outstanding. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

If you purchase our securities in this offering you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional ADSs or other securities convertible into or exchangeable for our ADSs in the future. We cannot assure you that we will be able to sell ADSs or other securities in any other offering at a price per ADS that is equal to or greater than the price per ADS paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per ADS at which we sell additional ADSs or other securities convertible into or exchangeable for our ADSs in future transactions may be higher or lower than the price per ADS in this offering.

In addition, we have a significant number of share options and warrants outstanding. To the extent that outstanding share options or warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

The exercise of outstanding ADS purchase warrants and share options will have a dilutive effect on the percentage ownership of our capital stock by existing stockholders.

As of August 7, 2024, we had outstanding warrants to acquire 383,817 ADSs, and share options to purchase 18,420,538 of our ordinary shares. A significant number of such warrants have exercise prices above our ADSs’ recent trading prices, but the holders have the right, in certain circumstances, to effect a cashless exercise of such warrants. If a significant number of such warrants and share options are exercised by the holders, the percentage of our ADSs owned by our existing ADS holders will be diluted.

We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

We are subject to, and may become a party to, litigation, claims, suits, regulatory actions and government investigations and inquiries.

The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Negative perceptions of our business may result in additional regulation, enforcement actions by the government and increased litigation, or harm to our ability to attract or retain customers or strategic partners, any of which may affect our business. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, unfavorable media coverage or class action could adversely affect our business, financial condition and results of operations.

An unfavorable outcome or settlement or any other legal, administrative and regulatory proceeding may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

In accordance with the terms of a Convertible Loan Note (the “Note”) on August 9, 2022 (the “Conversion Date”) the Company issued 183,820 Ordinary Shares and 36,764 listed warrants to the Note holder in full satisfaction of the Note in the aggregate amount of $781,233. The holder filed a claim in the English courts on June 19, 2023 asserting that notice was provided such that the Company should have paid it the value of the Note in cash, rather than by settling it through the issuance of Ordinary Shares and listed warrants. The holder is demanding payment of the face value of the Note, together with interest, (approximately $860,000). The litigation process is in its early stages and is not expected to conclude until 2025 or later. The Company is contesting the claim in its entirety and believes that it acted correctly, under the terms of the Note and has accounted for the transaction on that basis, and that no further amounts are payable to the holder.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We may discover material weaknesses in our internal financial and accounting controls and procedures that need improvement from time to time.

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes. Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we are required to furnish a report by our senior management on our internal control over financial reporting, commencing with our second annual report. However, while we remain an EGC we are not required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an EGC, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of either of our ADSs or Warrants, or both, to decline and make it more difficult for us to finance our operations and growth.

The Company notes that the auditors identified that the Company experienced difficulty in the accounting for complex financial instruments and leases, and the Company lacked adequate internal control over the accounting and assessment of complex financial instruments following control deficiencies which they believed constituted a material weakness in the Company’s internal control over financial reporting as of December 31, 2023. The Company recognizes this error as a material weakness and has established controls to support assessment and review of accounting for complex financial instruments and leases.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to certain exceptions; (iii) agreement to not issue any ordinary shares or ADSs or securities convertible into ordinary shares or ADSs for ninety (90) days from closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

Unstable market and economic factors could adversely affect our business, financial condition or results of operations.

Uncertain or unfavorable global economic or market conditions, such as a recession, an economic slowdown, inflation or reduced growth rates, could significantly impact our operating results or lead to significant reductions in funding sources available to the Company, which could adversely affect our business, results of operations or financial condition. Our operations have required substantial amounts of cash since inception. We expect to continue to spend substantial amounts to continue the development of our GD-T cell-based therapeutic candidates, including for future clinical trials. In the event of unstable markets and unfavorable market conditions, we cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our GD-T cell-based therapeutic candidates or other research and development initiatives. Furthermore, uncertain or unfavorable global economic or market conditions may cause our manufacturers, suppliers, distributors, contractors, logistics providers and other external business partners to suffer financial or operational difficulties, which could impact their ability to provide us with or distribute finished product, raw and packaging materials or services in a timely manner or at all. We could also face difficulty collecting or recovering accounts receivables from third parties facing financial or operational difficulties.

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our ordinary shares. We do not have any current plans to pay any dividends on our ordinary shares, including those represented by ADSs, in the foreseeable future. We intend to retain all our available funds and any future earnings to operate and expand our business. Because we do not anticipate paying any cash dividends in the foreseeable future. Capital appreciation, if any, will be your sole source of gains, and you may never receive a return on your investment.

The determination to pay dividends, if any, will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual and legal restrictions and other factors that the board of directors may deem relevant.

Under current Scottish law, among other things, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be paid. Accordingly, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.

USE OF PROCEEDS

We estimate that our gross proceeds from this offering will be approximately $2 million, before deducting estimated offering expenses of approximately $0.2 million (based on an assumed public offering price per ADS of $3.43 per ADS and accompanying warrants, which was the last reported sales price of our ADSs on The Nasdaq Capital Market on August 7, 2024). However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

If all of the Warrants to purchase ADSs issued in connection with this offering are fully exercised for cash, we would receive additional aggregate proceeds of approximately $2 million.

We intend to use the net proceeds of this offering to support our upcoming clinical trial focusing on relapse/refractory Acute Myeloid Leukemia (AML), and for continuing operating expenses and working capital.

With existing resources and the net proceeds received as a result of this offering (approximately $1.8 million, after deducting estimated offering expenses of approximately $0.2 million (based on an assumed public offering price per ADS of $3.43 per ADS and accompanying warrant, which was the last reported sales price of our ADSs on The Nasdaq Capital Market on August 7, 2024), based on an assumed offering with aggregate net proceeds of $1.8 million, we expect to be able to fund current operations to September 2024, through the period in which the Company will be preparing to initiate patient dosing in our upcoming clinical trials. The reaching of this value inflection point is reasonably expected to provide support for additional funding initiatives. In a scenario where the net proceeds are lower than $1.8 million, the Company would manage working capital such that the cash runway would be adjusted to reflect the lower net proceeds.

 As described in our 2023 10-K and in common with many clinical development stage biotechnology companies our future liquidity needs, and ability to address them, will largely be determined by the availability of capital, both generally and in particular to fund our product candidates and key development and regulatory projects. As a pre-revenue biotechnology company, we have financed our operations though continuously raising capital; and we expect to continue having to raise capital routinely on the capital markets, taking advantage of our public listing. We are constantly formulating and implementing potential funding initiatives to ensure we have adequate working capital. These initiatives could be in the form of further equity raises, as noted earlier and/or non-dilutive financings arising from collaborations or licensing arrangements.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials, the potential for achieving accelerated regulatory approval and the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Pending these uses, we plan to invest these net proceeds in short-term, interest-bearing obligations; investment-grade instruments; certificates of deposit; or direct or guaranteed obligations of the United States and the United Kingdom. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our operations. Our investment positions will also take into consideration the law and rules under the U.S. Investment Company Act of 1940, so as to avoid being characterized as an investment company thereunder.

CAPITALIZATION

You should read this information together with our Form 10-Q for the period ended March 31, 2024 and related notes of TC BioPharm (Holdings) plc included in our March 31, 2024 Form 10-Q and incorporated by reference in this prospectus and the information set forth under the sections titled “Use of Proceeds” and “Item 1. “Financial Statements” included in our most recent Form 10-Q incorporated by reference.

The following table sets forth our cash and cash equivalents, indebtedness and capitalization as of March 31, 2024, on:

(1) a pro forma basis to give effect to the Series E warrant inducement that occurred on May 8, 2024             .

(2) a pro forma basis as adjusted to give effect to the sale of 583,090 ADSs (assuming no sale of prefunded warrants) pursuant to this prospectus at an assumed public offering price of $3.43 per ADS and warrant in this offering and after deducting the estimated offering expenses payable by us.

The pro forma as adjusted calculations assume a public offering price of $3.43 per one ADS after deducting the estimated offering expenses payable by us.

	As of March 31, 2024
	Actual (1)		Pro Forma (2)	Pro Forma As Adjusted(b) (3)
	(in thousands, except share and per share data)
	£	$	$	$
Cash and cash equivalents	981	1,239	4,703	6,498

Warrant liabilities (a)	2	3	3	3

Total equity attributable to equity holders:
Ordinary shares, 63,902,641 shares authorized, issued and outstanding, actual; £0.0001 par value 98,902,641 shares authorized, issued and outstanding, pro forma; £0.0001 par value 215,520,641 shares authorized, issued and outstanding, pro forma as adjusted	6	8	12	13
Deferred shares, £0.4999; 794,955 shares authorized, issued and outstanding, pro forma.	397	501	501	501
Additional paid-in-capital	42,836	54,085	57,545	59,338
Accumulated deficit	(42,159)	(53,230)	(53,230)	(53,230)
Total shareholders’ equity	1,080	1,364	4,828	6,622

Total capitalization	1,082	1,367	4,831	6,625

(a)	Represents the fair value as of March 31, 2024 of the Warrants to purchase up to 7,567 ADSs.

The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 98,902,641 ordinary shares outstanding as of August 7, 2024 and excludes:

●	106,585 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of March 31, 2024, with a weighted-average exercise price of £23.00 per share;

●	20,202 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $212.00 per share;

●	17,575,360 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $0.06 per share;

●	702,500 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $0.409 per share;

●	15,891 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £215.00 per share; and

●	76,763,300 ordinary shares issuable upon the exercise of warrants outstanding, as of August 7, 2024, with a weighted-average exercise price of £0.184 per share.

For the description of the 2014 Share Option Scheme and 2021 Share Option Scheme please refer to the 2023 Form 10-K, which is incorporated by reference herein.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options described above into ordinary shares or ADSs, treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares, no exercise of the Warrants issued in this offering and no sale of pre-funded warrants in this offering.

Except as otherwise indicated all references to our articles of association in this prospectus refer to our articles of association, as amended as currently in force for TC BioPharm (Holdings) plc at the date of this prospectus.

To the extent these outstanding options or any newly issued options are exercised, or we issue additional ordinary shares in the future, there will be further dilution to the new investors purchasing ordinary shares represented by ADSs in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DILUTION

If you invest in our ADSs in this offering, your ownership interest of our ordinary shares will be immediately diluted to the extent of the difference between the public offering price per ADS in this offering and the pro forma as adjusted net tangible book value per ADS after this offering. For the purposes of calculating the potential impact of dilution, the full value of an assumed offering price of $3.43 per ADS and warrant has been ascribed to the ADSs. Dilution results from the fact that the public offering price per ADS is substantially in excess of the net tangible book value per ADS.

As of March 31, 2024, we had a historical net tangible book value of $0.6 million (equivalent to £0.5 million), or $1.87 per ADS (equivalent to £1.48 per ADS). Our net tangible book value per ADS represents total tangible assets less total liabilities, divided by the number of ordinary shares outstanding on March 31, 2024.

After giving further effect to 1) the inducement of the Series E warrants on May 8, 2024 which resulted in the issuance of 175,000 ADSs and 2) the sale of 583,090 ADSs and warrants in this offering at an assumed offering price of $3.43. The following table illustrates this dilution to new investors purchasing ADSs in this offering:

Assumed public offering price per ADS		$3.43
Historical net tangible book value per ADS as at March 31, 2024.	$1.87
Increase in net tangible book value per ADS attributable to transactions in the period to August 7, 2024, as described above.	6.34
Pro forma net tangible book value per ADS as of March 31, 2024.	8.21
Decrease in net tangible book value per ADS attributable to this offering	(2.78)
Pro forma as adjusted net tangible book value per ADS after this offering(1)		5.43
Dilution per ADS to new investors purchasing ADSs in this offering		$(2.00)

The dilution information discussed above is illustrative only and will change based on the actual offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed offering price of $3.43 per ADS and warrant, which is the price set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2024, after this offering by $0.54 per ADS, and would increase (decrease) dilution to new investors by $0.54 per ADS, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same. An increase of 250,000 in the number of ADSs we are offering would increase our pro forma as adjusted net tangible book value as of March 31, 2024, after this offering by $0.80 per ADS, and would decrease dilution to new investors by $0.80 per ADS, assuming the assumed offering price per ADS remains the same. A decrease of 250,000 in the number of ADSs we are offering would decrease our pro forma as adjusted net tangible book value as of March 31, 2024, after this offering by $0.79 per ordinary share, and would increase dilution to new investors by $0.79 per ADS, assuming the assumed offering price per ADS remains the same.

The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 98,902,641 ordinary shares outstanding as of August 7, 2024 and excludes:

●	106,585 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of March 31, 2024, with a weighted-average exercise price of £23.00 per share;

●	20,202 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $212.00 per share;

●	17,575,360 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $0.06 per share;

●	702,500 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of March 31, 2024, with a weighted-average exercise price of $0.409 per share;

●	15,891 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £215.00 per share; and

●	76,763,300 ordinary shares issuable upon the exercise of warrants outstanding, as of August 7, 2024, with a weighted-average exercise price of £0.184 per share.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options described above into ordinary shares or ADSs, treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares, no exercise of the Warrants issued in this offering and no sale of pre-funded warrants in this offering.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire our ordinary shares.

U.S. Federal Income Taxes

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of purchasing, owing and disposing of the ordinary shares or ADSs. This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder of ordinary shares or the ADSs. The summary does not address any U.S. tax matters other than those specifically discussed. The summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury Regulations issued thereunder, judicial decisions and administrative rulings and pronouncements and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

The discussion below applies only to U.S Holders as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to U.S. Holders who, in light of their particular circumstances, may be subject to special tax rules, including without limitation:

●	insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, brokers or dealers in securities or foreign currencies, banks and other financial institutions, mutual funds, retirement plans, traders in securities that elect to mark to market, certain former U.S. citizens or long-term residents;

●	U.S. Holders that are classified for U.S. federal income tax purposes as partnerships and other pass-through entities and investors therein;

●	U.S. Holders who hold ordinary shares or ADSs as part of a hedge, straddle, constructive sale, conversion, or other integrated or risk-reduction transaction, as “qualified small business stock,” within the meaning of Section 1202 of the Code or as Section 1244 stock for purposes of the Code;

●	U.S. Holders who hold ordinary shares or ADSs through individual retirement or other tax-deferred accounts;

●	U.S. Holders that have a functional currency other than the U.S. dollar;

●	U.S. Holders who are subject to the alternative minimum tax provisions of the Code or the Medicare surtax of 3.8% on net investment income imposed by Section 1411 of the Code;

●	U.S. Holders who acquire their ordinary shares or ADSs pursuant to any employee share option or otherwise as compensation;

●	U.S. Holders required to accelerate the recognition of any item of gross income with respect to their ordinary shares or ADSs as a result of such income being recognized on an applicable financial statement; or

●	U.S. Holders who hold or held, directly or indirectly, or are treated as holding or having held under applicable constructive attribution rules, 10% or more of the ordinary shares or ADSs of the company, measured by voting power or value.

Any such U.S. Holders should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” means a holder of our ordinary shares or ADSs that is or is treated as, for U.S. federal income tax purposes,

(i)	an individual citizen or resident of the United States;

(ii)	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia or any entity treated as such for U.S. federal income tax purposes;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

(iv)	a trust (A) the administration over which a U.S. court exercises primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, or (B) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code.

If a partnership or other pass-through entity (including any entity or arrangement treated as such for purposes of U.S. federal income tax law) holds our ordinary shares or ADSs, the tax treatment of a partner of such partnership or member of such entity will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other pass-through entities holding our ordinary shares or ADSs, and any person who is a partner or member of such entities should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the ordinary shares or ADSs.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as TCB, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such taxable year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (based on an average of the quarterly values of the assets) during such taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s un-booked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. For this purpose, a foreign corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other non-U.S. corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based upon its current income and assets and projections as to the value of the ordinary shares or ADSs, it is not presently expected that we will be classified as a PFIC for the 2022 taxable year or the foreseeable future.

The determination of whether we will be or become a PFIC will depend upon the composition of its income (which may differ from our historical results and current projections) and assets and the value of its assets from time to time, including, in particular the value of its goodwill and other un-booked intangibles (which may depend upon the market value of the ordinary shares or ADSs from time to time and may be volatile). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the taxable year in the 2021 taxable year or future taxable years. It is also possible that the IRS may challenge the classification or valuation of our assets, including its goodwill and other unbooked intangibles, or the classification of certain amounts received by us, including interest earnings, which may result in our being, or becoming classified as, a PFIC for the taxable year in 2021 or future taxable years.

The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, it uses liquid assets and the cash proceeds of this offering or otherwise. If we were to retain significant amounts of liquid assets, including cash, the risk of our being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the 2022 taxable year or any future taxable year, and no opinion of counsel has or will be provided regarding the classification of us as a PFIC. If we were classified as a PFIC for any year during which a holder held our ordinary shares or ADSs, it generally would continue to be treated as a PFIC for all succeeding years during which such holder held the ordinary shares or ADSs. The discussion below under “—Dividends Paid on Ordinary Shares or ADSs” and “—Sale or Other Disposition of Ordinary Shares or ADS” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes.

Dividends Paid on Ordinary Shares including ordinary shares represented by ADSs

Subject to the PFIC rules described below, any cash distributions (including constructive distributions) paid on the ordinary shares including ordinary shares represented by ADSs out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares including ordinary shares represented by ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution will generally be treated as a “dividend” for U.S. federal income tax purposes. Under current law, a non-corporate recipient of a dividend from a “qualified foreign corporation” will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for these purposes and which includes an exchange of information program, or (ii) with respect to any dividend paid by such corporation on its stock, if such stock is readily tradable on an established securities market in the United States. We believe we are eligible for the benefits of the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and On Capital Gains, or the United States-United Kingdom income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose and includes an exchange of information program), in which case it would be treated as a qualified foreign corporation with respect to dividends paid on the ordinary shares or ADSs. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on the ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the PFIC rules discussed below, a U.S. Holder of our ordinary shares or ADSs will generally recognize capital gain or loss, if any, upon the sale or other disposition of ordinary shares or ADSs, respectively, in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares or ADSs. Any capital gain or loss will be long-term capital gain or loss if the ordinary shares or ADSs have been held for more than one year and will generally be United States source capital gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation.

Disposition of Foreign Currency

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency received as dividends on our ordinary shares or ADSs.

Tax on Net Investment Income

A U.S. Holder may be subject to a Medicare surtax of 3.8% on some or all of such U.S. Holder’s “net investment income” as defined in Section 1411 of the Code. Net investment income generally includes income from the ordinary shares or ADSs unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your tax advisors regarding the effect this Medicare tax may have, if any, on your acquisition, ownership or disposition of ordinary shares or ADSs.

Passive Foreign Investment Company Rules

If we are is classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs, unless the holder makes a mark-to-market election (as described below), the holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the holder (which generally means any distribution paid during a taxable year to a holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the holder’s holding period for the ordinary shares or ADSs), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of our ordinary shares or ADSs. Under the PFIC rules:

●	The excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or ADSs;

●	The amount of the excess distribution or gain allocated to the taxable year of the distribution or disposition and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income; and

●	The amount of the excess distribution or gain allocated to each taxable year other than the taxable year of the distribution or disposition or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs and any of its non-U.S. subsidiaries is also a PFIC, such holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such ordinary shares or ADSs, provided that they are “regularly traded” (as specially defined under the Code) on The Nasdaq Stock Market. No assurances may be given regarding whether the ordinary shares or ADSs will qualify, or will continue to be qualified, as being regularly traded in this regard. If a mark-to-market election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares or ADSs held at the end of the taxable year over the adjusted tax basis of such securities and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of such securities over the fair market value of such securities held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. U.S. Holders of our ordinary shares or ADSs should consult their tax advisors regarding the availability of a mark-to-market election with respect to such ordinary shares or ADSs.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to the ordinary shares or ADSs may continue to be subject to the general PFIC rules with respect to such holder’s indirect interest in any of our non-U.S. subsidiaries that is classified as a PFIC.

 We do not intend to provide information necessary for U.S. Holder’s to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. However, as described above under “Passive Foreign Investment Company Considerations-PFIC Classification of TCB,” it is not presently expected that we will be classified as a PFIC for the 2022 taxable year or the foreseeable future.

As discussed above under “Dividends Paid on Ordinary Shares or ADSs”, dividends that we pay on the ordinary shares or ADSs will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns the ordinary shares or ADSs during any taxable year that we are a PFIC, the holder must file an annual information return with the IRS. Each holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing ordinary shares or ADSs if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Information reporting and backup withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50 thousand (or a higher U.S. dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares or ADSs. Information reporting will apply to payments of dividends on, and to proceeds from the sale or other disposition of, our ordinary shares or ADSs by a paying agent within the United States to a holder, other than holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, our ordinary shares or ADSs within the U.S. to a U.S. Holder (other than holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

Material United Kingdom Tax Considerations

The following is a description of the material U.K. tax considerations relating primarily to the ownership and disposal of our ordinary shares or ADSs by the U.S. Holders described above. The U.K. tax comments set out below are based on current U.K. tax law as applied in Scotland, and HMRC practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold our ordinary shares or ADSs for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold our ordinary shares as an investment for U.K. tax purposes and are not subject to special rules.

This summary does not address all possible tax consequences relating to an investment in our ordinary shares or ADSs. In particular it does not cover the U.K. inheritance tax consequences of holding our ordinary shares or ADSs. It assumes that the depositary or DTC has not made an election under section 97A(1) of the Finance Act 1986. It assumes that we do not (and will not at any time) derive 75% or more of our qualifying asset value, directly or indirectly, from U.K. land, and that we are and remain solely resident in the U.K. for tax purposes. It assumes that the holder is not our officer or our employee (or of any related company of ours) and has not (and is not deemed to have) acquired the ordinary shares or ADSs by virtue of an office or employment. It assumes that a holder of ordinary shares or ADSs is the beneficial owner of the underlying ordinary shares for U.K. tax purposes. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of our ordinary shares or ADSs are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in our securities.

U.K. Taxation of Dividends and Distributions

We will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend or distribution in respect of our ordinary shares.

Individual holders who hold our ordinary shares as an investment, who are not resident in the U.K. for U.K. tax purposes should not be subject to U.K. income tax in respect of any dividends on our ordinary shares, unless they hold their ordinary shares in connection with any trade, profession or vocation carried on (whether solely or in partnership) by them in the U.K. through a branch, agency or permanent establishment in the U.K.. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. income tax in respect of our dividends.

Corporate holders which are not resident in the U.K. for U.K. tax purposes should not be subject to U.K. corporation tax in respect of any dividends on our ordinary shares, unless they carry on a trade in the U.K. through a permanent establishment to which the ordinary shares are attributable. In these circumstances, such holders may, depending on their individual circumstances and if an exemption from U.K. corporation tax in respect of dividend payments does not apply, be chargeable to U.K. corporation tax in respect of our dividends.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of their ordinary shares unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which our ordinary shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ordinary shares.

Any such individual holder of our ordinary shares who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of our ordinary shares which is not resident in the U.K. for U.K. tax purposes should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of our ordinary shares unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which our ordinary shares are attributable. In these circumstances, a disposal of ordinary shares by such holder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax.

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to the holders of our ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.

As a general rule (and except in relation to depositary receipt systems and clearance services (as to which see below)), no UK stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the ordinary shares underlying the ADSs.

An unconditional agreement to transfer ordinary shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser of the shares is liable for the SDRT. Transfers of ordinary shares in certificated form are generally also subject to stamp duty at the rate of 0.5% of the amount or value of the consideration given for the transfer (rounded up to the next £5.00). Stamp duty is normally paid by the purchaser. The charge to SDRT will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument has been duly stamped within six years of the charge arising, (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

Under current UK legislation, an issue or transfer of ordinary shares or an unconditional agreement to transfer ordinary shares to a clearance service or a depositary receipt system (including to a nominee or agent for, a person whose business is or includes the issue of depositary receipts or the provision of clearance services) will generally be subject to SDRT (and, in the case of transfers, where the transfer is effected by a written instrument, stamp duty) at a higher rate of 1.5% of the amount or value of the consideration given for the transfer or, in certain circumstances, the value of the ordinary shares unless the clearance service has made and maintained an election under section 97A of the UK Finance Act 1986, or a section 97A election. It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by the DTC.

However, based on current published HMRC practice following European Union case law in respect of the European Council Directives 69/335/EEC and 2009/7/EC, no SDRT is generally payable in respect of such an issue of ordinary shares and no SDRT or stamp duty is generally payable in respect of such a transfer of ordinary shares where such transfer is an integral part of an issue of share capital. It is noted that on January 31, 2020 the United Kingdom ceased to be a Member State of the European Union. Accordingly, the extent to which HMRC’s position will remain as set out in this paragraph following the end of the transition period on December 31, 2020 is uncertain.

Any stamp duty or SDRT payable on an issue or transfer of ordinary shares to a depositary receipt system or clearance service (although strictly accountable by the clearance service or depositary receipt system operator or their nominee) will in practice generally be paid by the transferors or participants in the clearance service or depositary receipt system. Specific professional advice should be sought before incurring or reimbursing the costs of a 1.5% stamp duty or SDRT charge in any circumstances.

No UK SDRT or stamp duty is required to be paid in respect of the issue or transfer of, or an agreement to transfer, ADSs (including by way of a paperless transfer of ADSs through the facilities of DTC).

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 583,090 ADSs, pre-funded warrants to purchase up to 583,090 ADSs, and Series G Warrants to purchase up to 583,090 ADSs. For each pre-funded warrant we sell, the number of ADSs we are offering will be decreased on a one-for-one basis. We are also registering the ADSs issuable from time to time upon exercise of the Warrants and pre-funded warrants offered hereby.

American Depositary Shares (‘ADSs’)

The description of our ADSs in Exhibit 4.7 of our 2023 Form 10-K is incorporated herein by reference.

On August 5, 2024, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing twenty (20) ordinary shares to one ADS representing two hundred (200) ordinary shares, or the ADS Ratio Change. Except as otherwise indicated, all information in this prospectus, including the number of ADSs being offered and the assumed offering price gives retroactive effect to the ADS Ratio Change.

Series G Warrants

The material terms and provisions of the Series G Warrants are summarized below. This summary of some provisions of the Series G Warrants is not complete and is qualified in its entirety by the form of Series G Warrant, to be filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Series G Warrants for a complete description of the terms and conditions of the Series G Warrant.

Duration and Exercise Price

Each Series G Warrant will have an exercise price equal to £2.71 ($3.43 translated to U.S. dollars at the rate of £1.00 to $1.268 as of August 7, 2024) per ADS. The Series G Warrants will be immediately exercisable from the date of issuance and may be exercised until the first anniversary of the initial issuance date. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rate distributions, reorganizations, or similar events affecting the Company’s ordinary shares and ADSs and the exercise price.

Exercisability

The Series G Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series G Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding ADSs immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding ADSs after exercising the holder’s Series G Warrants up to 9.99% of the number of the Company’s ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series G Warrants, provided that any increase will not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Series G Warrants, a registration statement registering the resale of the Series G Warrant ADSs by the holder under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares represented by ADSs determined according to a formula set forth in the Series G Warrants.

Trading Market

There is no established trading market for the Series G Warrants, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the Series G Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series G Warrants will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the Series G Warrants or by virtue of the holder’s ownership of the Company’s ADSs, such holder of Series G Warrants does not have the rights or privileges of a holder of the Company’s ADSs, including any voting rights, until such holder exercises such holder’s Series G Warrants. The Series G Warrants will provide that the holders of the Series G Warrants have the right to participate in distributions or dividends paid on the Company’s ADSs.

Fundamental Transactions

If at any time the Series G Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined in the Series G Warrant), a Holder of Series G Warrants will be entitled to receive, upon exercise of the Series G Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Series G Warrants immediately prior to the Fundamental Transaction.

Waivers and Amendments

The Series G Warrants may be modified or amended or the provisions of the Series G Warrants waived with the Company’s and the holder’s written consent.

Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding ADSs following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of ADSs which would result in such ownership of more than 4.99% or 9.99%, as applicable, and receiving the ability to exercise their option to purchase the ADSs underlying the pre-funded warrants at a nominal price at a later date.

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercise Price

Pre-funded warrants will have an exercise price of $0.001 per ADSs. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ADSs and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance and until exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of ADSs purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of ADSs determined according to the formula set forth in the pre-funded warrant. No fractional ADSs will be issued in connection with the exercise of a pre-funded warrant.

Exercise Limitations

The pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the ADSs then outstanding (including for such purpose the ADSs issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding ADSs.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Trading Market

There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our ADSs, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ADSs, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding ADSs, upon consummation of such a fundamental transaction, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Shareholder

Except as otherwise provided in the pre-funded warrant or by virtue of such holder’s ownership of shares of our ADSs, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our ADSs, including any voting rights, until the holder exercises the pre-funded warrant. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our ADSs.

PLAN OF DISTRIBUTION

The terms of this offering were subject to market conditions and negotiations between us and prospective investors. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of a 6-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of ADSs.

We expect to deliver the securities being offered pursuant to this prospectus on or about [●], 2024, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

The following table shows the amount per ADS and accompanying Warrants and amount per pre-funded warrant and accompanying Warrants we will pay in connection with the sale of the securities in this offering.

	Per ADS and Warrants	Per Pre-Funded Warrant and Warrants	Total
Public offering price	$	$	$
Proceeds to us (before expenses)	$	$	$

Determination of Offering Price

The actual offering price of the securities we are offering has been negotiated between us and the investors in the offering based on the trading of our ADSs prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

The Company may distribute prospectuses electronically.

Listing

Our ADSs are listed on The Nasdaq Capital Market under the symbol “TCBP.”

Depositary

The depositary for our ADSs is The Bank of New York Mellon.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total anticipated expenses expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates, in United States dollars:

SEC registration fee	$1,500
Legal fees and expenses	$75,000
Accounting fees and expenses	$100,000
Miscellaneous	$29,000
Total	$205,500

LEGAL MATTERS

We are being represented by Sheppard, Mullin, Richter & Hampton LLP, New York, New York with respect to certain legal matters of United States federal securities and New York state law. We are being represented by Addleshaw Goddard LLP, Glasgow, Scotland with respect to certain legal matters of the law of Scotland and other applicable law of the United Kingdom and as to certain patent law matters by Murgitroyd & Company Limited.

EXPERTS

The consolidated financial statements of TC BioPharm (Holdings) plc incorporated by reference in TC BioPharm (Holdings) plc’s Annual Report (Form 10-K) for the years ended December 31, 2023 and December 31, 2022, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Marcum LLP is 730 3rd Avenue, 11th Floor, New York, NY 10017, United States of America.

 WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. registrants whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will furnish to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://tcbiopharm.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus and any applicable prospectus supplement:

●	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on April 29, 2024;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) or Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 4, 2024, February 14, 2024, March 6, 2024, March 12, 2024, March 18, 2024, March 19, 2024, April 4, 2024, May 6, 2024, May 8, 2024, May 20, 2024, May 29, 2024, June 28, 2024, July 1, 2024, July 1, 2024, July 29, 2024, August 6, 2024 and August 8, 2024.

●	our definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Shareholders, filed with the SEC on June 7, 2024;

●	the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-41231) filed with the SEC on January 14, 2022, including any amendments or reports filed with the SEC for the purposes of updating such description.

All documents subsequently filed by us (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of Common Stock made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

TC BioPharm (Holdings) plc

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

We maintain an internet site at http://www.tcbiopharm.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

UP TO 583,090 AMERICAN DEPOSITARY SHARES REPRESENTING 116,618,000 ORDINARY SHARES

AND UP TO 583,090 PRE-FUNDED WARRANTS TO PURCHASE UP TO

583,090 AMERICAN DEPOSITARY SHARES

AND UP TO 583,090 SERIES G WARRANTS TO PURCHASE UP TO 583,090 AMERICAN DEPOSITARY SHARES

(and 583,090 American Depositary Shares representing 116,618,000 ordinary shares underlying the Pre-Funded Warrants and 583,090 American Depositary Shares representing 116,618,000 ordinary shares underlying the Series G Warrants)

TC BIOPHARM (HOLDINGS) PLC

PRELIMINARY PROSPECTUS

                         , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Scottish law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Scottish and United Kingdom courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or willful default.

A company formed under the laws of Scotland may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended (or the “Securities Act”), which he or she may incur in his or her capacity as such. We have entered into a deed of indemnity with each of our directors and members of our senior management, each of which provides the office holder with indemnification permitted under applicable law and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits and Financial Statement Schedules

Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
2.1	Deposit Agreement – Bank of New York Mellon for American Depositary Shares	F-1	333-260492	4.1	01/14/2022
2.2	Form of American Depositary Share (included in Exhibit 2.1)	F-1	333-260492	4.2	01/14/2022
2.3	Warrant Agent Agreement with Computershare Inc.	F-1	333-260492	4.4	01/14/2022
2.4	Form of Warrant Certificate (included in Exhibit 2.3)	F-1	333-260492	4.5	01/14/2022
2.5	Form of Ordinary Share Certificate	F-1	333-260492	4.6	01/14/2022
3.1	Articles of Association of TC BioPharm (Holdings) plc	F-1	333-260492	3.2	03/08/2022
3.2	Amendment to Articles of Association	6-K	001-41231	99.1	10/06/2022
4.1	Form of Representative Warrant	F-1	333-260492	4.3	01/14/2022
4.2	Form of Pre-Funded Warrant	6-K	001-41231	10.1	11/30/2022
4.3	Form of Series A and Series B Ordinary Warrant	6-K	001-41231	10.2	11/30/2022
4.3	Form of Placement Agent Warrant	6-K	001-41231	10.3	11/30/2022
4.4	Form of Pre-Funded Warrant	6-K	001-41231	10.1	03/30/2023
4.5	Form of Placement Agent Warrant	6-K	001-41231	10.3	03/30/2023
4.6	Form of Series C Ordinary Warrant	6-K	001-41231	10.2	03/30/2023
4.7	Form of Series D Warrant	6-K	001-41231	4.1	08/31/2023
4.8	Form of Pre-Funded Warrant	6-K	001-41231	10.1	12/21/2023
4.9	Form of Placement Agent Warrant	6-K	001-41231	10.3	12/21/2023
4.10	Form of Series E Warrant	6-K	001-41231	10.2	12/21/2023

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4.11	Form of Series F Warrant	8-K	001-41231	4.1	5/6/2024
4.12	Form of Pre-Funded Warrant for this Offering
4.13	Form of Series G Warrant for this Offering
5.1	Opinion of Addleshaw Goddard LLP
5.2	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Form of 2014 Share Option Scheme of Registrant	F-1	333-260492	10.1	01/14/2022
10.2	Form of 2021 Share Option Scheme (including sub-plan for U.S. based persons) of Registrant	F-1	333-260492	10.2	01/14/2022
10.3	Form of 2021 Company Share Option Plan (CSOP) of Registrant	F-1	333-260492	10.3	01/14/2022
10.4	Convertible Loan Note, up to $20,000,000 in principal amount	F-1	333-260492	10.6	01/14/2022
10.5	Form of Lock Up Agreement of Pre-IPO Smaller Shareholders	F-1	333-260492	10.8	01/14/2022
10.6	Form of Lock Up Agreement of Pre-IPO Management and Larger Shareholders	F-1	333-260492	10.9	01/14/2022
10.7	Form of Lock Up Agreement of Holders of Convertible Loan Notes	F-1	333-260492	10.10	01/14/2022
10.8	Form of Deed of Indemnity for directors and officer	20-F	001-41231	4.10	05/13/2022
10.9	Form of Securities Purchase Agreement for Nov 2022 Private Placement	6-K	001-41231	10.4	11/30/2022
10.10	Form of Registration Rights Agreement for Nov 2022 Private Placement	6-K	001-41231	10.5	11/30/2022
10.11	Form of Securities Purchase Agreement for March 2023 Offering	6-K	001-41231	10.4	03/30/2023
10.12	Warrant Amendment Agreement, dated March 27, 2023	6-K	001-41231	10.5	03/30/2023
10.13	Form of Warrant Amendment Agreement, dated July 10, 2023	6-K	001-41231	10.1	07/24/2023
10.14	Form of Inducement Letter, dated August 30, 2023	6-K	001-41231	10.1	08/31/2023
10.15	Form of Securities Purchase Agreement for December 2023 Offering	6-K	001-41231	10.4	12/21/2023
10.16	Form of Warrant Amendment Agreement, dated December 19, 2023	6-K	001-41231	10.5	12/21/2023
10.17	Employment Agreement between the Registrant and Bryan Kobel, dated June 15, 2021	10-K	001-41231	10.17	4/29/2024
10.18	Employment Agreement between the Registrant and Martin Thorp, dated March 1, 2019	10-K	001-41231	10.18	4/29/2024
10.19	Inducement Letter, dated May 6, 2024	8-K	001-41231	10.1	5/6/2024
10.20	Form of Securities Purchase Agreement for Investors
14.1	Code of Ethics of the Registrant	F-1	333-260492	11.1	01/14/2022
16.1	Letter of Ernst & Young LLP, dated November 18, 2022	6-K	001-41231	16.1	11/18/2022
21.1	List of Subsidiaries of Registrant	F-1	333-260492	21.1	01/14/2022
23.1	Consent of Marcum LLP
23.2	Consent of Addleshaw Goddard LLP (included in Exhibit 5.1)
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included as part of the signature page of original filed Registration Statement)
107	Filing Fee Table

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Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing this amended registration statement on Form F-1 with the Securities and Exchange Commission and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glasgow, Scotland, United Kingdom, on August 9, 2024.

TC BIOPHARM (HOLDINGS) PLC

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Kobel	Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2024
Bryan Kobel

/s/ Martin Thorp	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 9, 2024
Martin Thorp

/s/ James Culverwell	Non-Executive Director	August 9, 2024
James Culverwell

/s/ Arlene Morris	Chair of the Board and Non-Executive Director	August 9, 2024
Arlene Morris

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on August 9, 2024.

TC BioPharm (North America) Inc.

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer and Director

Authorized Representative in the United States

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